Exhibit 4.18

MEDRELEAF CORP.

ANNUAL INFORMATION FORM

For the fiscal year ended March 31, 2018

Dated: June 18, 2018

TABLE OF CONTENTS

ANNUAL INFORMATION FORM	1
FORWARD-LOOKING INFORMATION	1
CORPORATE STRUCTURE	2
GENERAL DEVELOPMENT OF THE BUSINESS	3
DESCRIPTION OF THE BUSINESS	7
RISK FACTORS	15
DIVIDENDS	33
DESCRIPTION OF CAPITAL STRUCTURE	33
MARKET FOR SECURITIES	34
PRIOR SALES	34
ESCROWED SECURITIES AND SECURITIES SUBJECT TO RESTRICTION ON TRANSFER	34
DIRECTORS AND OFFICERS	35
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	41
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	41
TRANSFER AGENT AND REGISTRAR	41
MATERIAL CONTRACTS	42
AUDIT COMMITTEE INFORMATION	42
INTERESTS OF EXPERTS	43
ADDITIONAL INFORMATION	43
GLOSSARY	44
Schedule A AUDIT COMMITTEE CHARTER	1

ANNUAL INFORMATION FORM

In this annual information form (“Annual Information Form”), unless otherwise noted or the context indicates otherwise, the “Company”, “MedReleaf”, “we”, “us” and “our” refer to MedReleaf Corp. All financial information in this Annual Information Form is reported in Canadian dollars. Certain defined terms used herein have the meanings given to them under “Glossary”.

The information contained herein is dated as of March 31, 2018 unless otherwise stated.

FORWARD-LOOKING INFORMATION

This Annual Information Form contains “forward-looking information”, within the meaning of applicable Canadian securities legislation, which is based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs and views of future events. Forward-looking information can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, including negative and grammatical variations thereof, or statements that certain events or conditions “may”, “would” or “will” happen, or by discussions of strategy. Forward-looking information include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of fact. Statements containing forward-looking information are made as of the date of this Annual Information Form and include, but are not limited to, statements with respect to:

•	the intended use of proceeds from equity financings;

•	the performance of the Company’s business and operations;

•	the Company’s expectations regarding revenues, expenses and anticipated cash needs;

•	the intention to grow MedReleaf’s business and operations;

•	the build-out of the Bradford Facility and the respective costs and timing associated therewith and the intentions of the Company with respect to the potential retrofit of the Exeter Property;

•	the expected growth in the amount of medical cannabis products sold by MedReleaf;

•	the growth in the Company’s cultivation capacity and the maintenance of minimum levels of inventory;

•	future production costs and capacity, including potential acquisitions of additional property or facilities;

•	the renewal of the MedReleaf Licences;

•	the competitive conditions of the industry in which the Company operates;

•

the legalization of cannabis for recreational use in Canada, including federal and provincial regulations pertaining thereto and the timing related thereof and the Company’s intention to participate in such market, if and when legalized;

•	laws and any amendments thereto applicable to the Company;

•	the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis;

•	the Company’s future product offerings;

•	the legalization of the use of cannabis for medical and/or recreational use in jurisdictions outside of Canada;

•	the Company’s plans with respect to the payment of dividends;

•	the ability of the Company and Aurora to consummate the Arrangement on the terms of the Arrangement Agreement;

•	the receipt of necessary approvals in connection with the Arrangement including court, shareholder, stock exchange, regulatory and other third party approvals; and

•	the special meeting of shareholders of MedReleaf to be held to consider and approve the Arrangement and the anticipated timing thereof.

Forward-looking information in this Annual Information Form is based on our opinions, estimates and assumptions in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we currently believe are appropriate and reasonable in the circumstances. Despite a careful process to prepare and review the forward-looking information, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct. In particular, we have made assumptions in respect of the build-out of the Bradford Facility and the retrofit of the Exeter Property; the expected legalization of cannabis use in Canada; the growth of our business and expansion into new markets; the development of new products and product formats for our medical cannabis products; our ability to retain key personnel; our ability to continue investing in our infrastructure to support our growth; our ability to obtain and maintain financing on acceptable terms; the impact of competition; the changes and trends in the medical cannabis industry; changes in laws, rules and regulations; and the ability to consummate the Arrangement on the terms and conditions negotiated in the Arrangement Agreement.

Forward-looking information is necessarily based on a number of opinions, estimates and assumptions that we considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual actions, events, results, performance or achievements to differ materially from what is projected in forward-looking information, including but not limited to the following risks described in greater detail under “Risk Factors”.

Although we have attempted to identify important factors that could cause actual actions, events, results, performance or achievements to differ materially from those described in forward-looking information, there may be other factors not presently known to us or that we presently believe are not material that may cause actions, events, results, performance or achievements to differ from those anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize or should assumptions underlying the forward-looking information prove incorrect, actual actions, events, results, performance or achievements may vary materially from those expressed and implied by such statements contained in this Annual Information Form. The purpose of forward-looking information is to provide the reader with a description of management’s expectations, and such statements may not be appropriate for any other purpose. Accordingly, readers should not place undue reliance on forward-looking information contained in this Annual Information Form. Although the Company believes that the expectations reflected in statements containing forward-looking information are reasonable, it can give no assurance that such expectations will prove to be correct. The Company disclaims any obligation to update any forward-looking information, whether as a result of new information or future events or results, except to the extent required by applicable securities laws.

CORPORATE STRUCTURE

The Company was incorporated on February 28, 2013 under the Business Corporations Act (Ontario) (the “OBCA”) with the name “MedReleaf Corp.”. The Company’s articles were amended on December 16, 2013 in order to create the former class B shares (which were subsequently amended and then deleted from the Company’s authorized capital pursuant to the Capital Reorganization), and the Company’s articles were amended again on May 27, 2015 in order to create the former class C shares (which were subsequently re-designated as class B shares pursuant to the Capital Reorganization (the “Class B Shares”)).

In connection with the completion of its initial public offering and a secondary offering (the “IPO”), on June 6, 2017 the Company completed a capital reorganization (the “Capital Reorganization”) to simplify the Company’s capital structure. The related amendments to the Company’s articles: (i) replaced the conversion provisions of the former class B shares to permit the implementation of the Capital Reorganization in connection with the IPO; (ii) eliminated the former class B shares from the authorized capital of the Company; (iii) re-designated the class A common shares as common shares with rights, privileges, restrictions and conditions described under “Capital Structure” (the “Common Shares”); (iv) re-designated the former class C shares as Class B Shares; (v) subdivided the Common Shares at a ratio of 116.0909 to one; and (vi) deleted private company transfer restrictions contained in the Company’s articles.

The Company’s head office is located at Markham Industrial Park, Markham, Ontario L3R 6G3 and its registered office is located at Suite 3800, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario M5J 2Z4. The Company has a fiscal year end of March 31st.

GENERAL DEVELOPMENT OF THE BUSINESS

Early Developments

In February 2013, MedReleaf was incorporated under the OBCA for the purpose of becoming a Licensed Producer under the Marihuana for Medical Purposes Regulations (Canada) (the “MMPR”) (which has since been repealed and replaced with the current ACMPR) and participating in the Canadian medical cannabis market. In July 2013, the Company entered into a strategic alliance with Tikun Olam Ltd. (“Tikun Olam”) whereby the Company obtained an exclusive licence to exploit exclusive varieties of cannabis and access to extensive data that Tikun Olam had gathered from thousands of its patients for over a decade. In consideration for this licence, the Company granted Tikun Olam a royalty of 2.5% of the net revenue earned from the exploitation of Tikun Olam’s varieties of cannabis, and a royalty of 0.5% of the net revenue earned from any other variety of cannabis, subject to adjustment in certain cases. In September 2013, the Company entered into a lease in respect of its 55,000 square foot facility in Markham, Ontario (the “Markham Facility”).

In February 2014, the Company completed the first phase of the build-out of the Markham Facility, including its first cultivation room, and received its first licence under the MMPR in respect of such facility (such licence, as amended and renewed from time to time by Health Canada, the “MMPR Licence”), which initially authorized the Company to produce, sell, possess, ship, transport and deliver dried cannabis.

In March 2014, the Company opened its patient registration platform and began cultivating cannabis at the Markham Facility. In August 2014, the Company shipped its first order of medical cannabis product under the MMPR.

In June 2014, the Company completed the second phase of the build-out of the Markham Facility, adding three cultivation rooms, and was granted an amendment to its MMPR Licence to cover these rooms, bringing the total number of cultivation rooms to four.

Developments during the Financial Year ended March 31, 2016

In August 2015, MedReleaf received an amendment to the MMPR Licence to cover its research and development and plant breeding areas at the Markham Facility. In November 2015, Health Canada issued a licence to the Company pursuant to an exemption from certain sections of the Controlled Drugs and Substances Act (Canada) (the “CDSA”), the Narcotic Control Regulations (Canada) issued pursuant to the CDSA, and relevant provisions of the MMPR authorized by Health Canada that allowed Licensed Producers to conduct activities with cannabis and cannabis oil. This exemption authorized the Company to produce, possess, transport, deliver and destroy cannabis oil, at its Markham Facility (such licence, as amended and renewed by Health Canada from time to time, the “Supplemental Licence”). In December 2015, the Company completed the third phase of the build-out of its Markham Facility and was granted an amendment to the MMPR Licence to cover three additional cultivation rooms at the Markham Facility, bringing the total number of cultivation rooms to seven, and which also increased the Company’s production and sales capacity to 3,000 kilograms during the term of the licence.

In February 2016, the MMPR Licence was renewed effective February 15, 2016 for a one year term, which included a renewal to the Supplemental Licence. In connection with this renewal, MedReleaf completed the final phase of the build-out of its Markham Facility and was granted an amendment to the MMPR Licence to cover three additional cultivation rooms at such facility, bringing the total number of cultivation rooms to 10.

Developments during the Financial Year ended March 31, 2017

In July 2016, the Company completed the purchase of its 210,596 square foot facility in Bradford, Ontario (the “Bradford Facility”) for approximately $8.75 million, which was financed primarily from the proceeds of a $7.5 million credit facility provided by a Canadian financial institution, which was subsequently repaid using loan proceeds advanced under the Credit Facilities.

In August 2016, the ACMPR was introduced to replace the MMPR and the Company’s MMPR Licence and Supplemental Licence were continued under the ACMPR and are referred to as the “Markham Licence”.

In November 2016, the Markham Licence was amended to authorize the Company to sell cannabis oil and cannabis oil capsules.

In February 2017, the Company licensed certain of its intellectual property to Indica Industries Pty Ltd. (“Indica”), an Australian corporation, in order to support an application for Australian cannabis cultivation and manufacturing licences by such corporation. Under the terms of the agreements, MedReleaf, through its wholly-owned subsidiary, MedReleaf Holdings (Australia) Ltd., acquired a 10% equity interest in Indica. As well, subject to the execution of additional documentation, it is contemplated that the Company would become entitled to receive certain royalties on the gross revenues of Indica, as well as MedReleaf Holdings (Australia) Ltd. receiving potential additional equity in Indica.

Developments during the Financial Year ended March 31, 2018

On April 12, 2017, the Company was issued a “second site” cultivation licence from Health Canada pursuant to the ACMPR in respect of its Bradford Facility, permitting the cultivation of up to 100 kilograms of dried cannabis, of which it may sell or provide up to three kilograms, solely for the purpose of analytical testing (as amended and renewed from time to time, the “Bradford Licence” and together with the Markham Licence, the “MedReleaf Licences”).

On April 17, 2017, the Company entered into a credit agreement with a Canadian chartered bank and another Canadian financial institution (as amended, the “Credit Agreement”), providing for revolving loans to a maximum credit limit of $10 million and non-revolving term loans to a maximum aggregate amount of $10 million (collectively, the “Credit Facilities”).

On May 26, 2017, Health Canada announced it was enabling Licensed Producers to increase production of cannabis by permitting Licensed Producers to, among other things, increase cannabis production within existing facilities to the maximum amount authorized for storage, based on the capacity and security level of their vault(s) or safe(s), in order to better manage production and meet demand. As a result, the Company was authorized to produce greater amounts of medical cannabis products under the Licences than were previously authorized when the MedReleaf Licences were initially granted.

On May 30, 2017 the Company received certification that its production processes met the requirements set by the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICG Q7): Good Manufacturing Practices Guide for Active Pharmaceutical Ingredients (ICH Good Manufacturing Practices).

On June 7, 2017 the Company completed its IPO. In connection with the IPO, the Company issued and sold 8,494,742 Common Shares at $9.50 per share for gross proceeds to the Company of $80,700,049. In addition, certain shareholders sold an aggregate of 2,105,258 Common Shares at $9.50 per share. On the closing of the IPO the Common Shares also commenced trading on the Toronto Stock Exchange (the “TSX”) under the symbol “LEAF”.

On October 11, 2017, the Company received an amended Bradford Licence for the use of its mother room and clone room to support the growing capacity at the Bradford Facility and, on October 20, 2017, the Bradford Licence was amended again to include the use of two additional cultivation rooms. On November 3, 2017, the Bradford Licence was amended to authorize the commercial sale of medical cannabis products from the Bradford Facility.

On November 14, 2017, the Company announced that Indica had been granted a licence from the Australian Government Office of Drug Control for the cultivation and production of medical cannabis. The licence to undertake authorized cannabis activities commences on November 10, 2018 in order to allow time to complete infrastructure development of a production facility.

On December 4, 2017, the Company completed an offering on a “bought deal” basis by way of short-form prospectus, which also included a secondary offering, pursuant to which the Company issued 3,625,470 Common Shares at a price of $16.55 per Common Share, for gross proceeds to the Company of approximately $60 million (the “December 2017 Offering”). Certain selling shareholders of the Company sold an aggregate of 2,447,130 Common Shares for aggregate gross proceeds to the selling shareholders of approximately $40 million. The Company intends to use the net proceeds from the December 2017 Offering to finance the acquisition and/or construction of additional cannabis production and manufacturing facilities in Canada as well in other jurisdictions with federal legal cannabis markets, where warranted by the opportunities available to the Company, and the expansion of the Company’s marketing and sales initiatives.

On December 21, 2017, the Company announced that it had entered into an agreement to become a supplier to Shoppers Drug Mart of MedReleaf-branded medical cannabis products, with such agreement being contingent on Shoppers Drug Mart receiving a distribution licence from Health Canada.

On January 31, 2018 the Company completed an offering on a “bought deal” basis by way of short-form prospectus (the “January 2018 Offering”) pursuant to which the Company issued 5,000,000 units of the Company at a price of $26.50 per unit, for gross proceeds of $132.5 million. Each unit consisted of one Common Share and one-half of one common share purchase warrant (each full Common Share purchase warrant, a “Warrant”). The Warrants were issued pursuant to a common share warrant indenture dated January 31, 2018 between the Company and TSX Trust Company, as warrant agent (the “Warrant Indenture”). Each Warrant entitles the holder to purchase one Common Share at an exercise price of $34.50 (subject to adjustment in certain circumstances) until January 31, 2020 (subject to accelerated expiry at the Company’s option if the volume-weighted average trading price of the Common Shares for 10 consecutive trading days exceeds $51.75). The underwriters of the January 2018 Offering exercised the over-allotment option for the purchase of 375,000 Warrants, which closed on February 1, 2018. The Company intends to use the net proceeds from the January 2018 Offering for the same purposes as the net proceeds received in connection with the December 2017 Offering.

On February 6, 2018, the Company announced that Health Canada had approved the sale by the Company of cannabis oil softgel capsules.

On March 6, 2018 the Company announced that it had entered into an exclusive licencing agreement with Woodstock Cannabis Company for use of the iconic Woodstock brand in the Canadian cannabis market. Under the terms of the agreement, MedReleaf would grow and sell a variety of strains and formats under the Woodstock banner, expanding the offering of products as regulations allow.

On March 19, 2018, the Company announced that it had entered into an agreement to become the largest supplier of medical cannabis products to Cannamedical Pharma GMBH, a leading medical cannabis distributor to pharmacies in Germany.

Developments Subsequent to the Financial Year ended March 31, 2018

On April 11, 2018, the Company announced that it had completed a supply agreement with Société des alcools du Québec (“SAQ”) to supply the Province of Québec with a guaranteed minimum 8,000 kilograms per year of high-quality adult recreational-use cannabis.

On April 12, 2018, the Company announced that it had purchased one million square feet of existing greenhouse infrastructure on a 69 acre property located in Exeter, Ontario, together with 95 acres of adjacent land (collectively, the “Exeter Property”) for a total purchase price of approximately $26 million, consisting of cash and Common Shares.

On May 14, 2018, the Company and Aurora Cannabis Inc. (“Aurora”) entered into a definitive arrangement agreement (as amended, the “Arrangement Agreement”) pursuant to which Aurora will acquire all of the issued and outstanding Common Shares by way of a court-approved plan of arrangement under the OBCA (the “Arrangement”). Under the terms of the transaction, holders of Common Shares will receive 3.575 common shares of Aurora and $0.000001 in cash for each Common Share held (subject to the making of joint tax elections). Upon completion of the Arrangement, existing Aurora and MedReleaf shareholders would own approximately 61% and 39% of the pro forma company, respectively, on a fully-diluted basis. The Arrangement has been unanimously approved by the board of directors of each of MedReleaf and Aurora and each board has recommended that their respective shareholders vote in favour of the Arrangement.

Pursuant to the Arrangement, among other steps and procedures, the following transactions will occur:

(a)

the Company and a wholly-owned subsidiary incorporated under the OBCA (“MedReleaf Sub”) will amalgamate (the “First Amalgamation”) to continue as one corporation (“Amalco”) and, upon such First Amalgamation; (i) all of the issued and outstanding shares of MedReleaf Sub will be cancelled without any repayment of capital in respect thereof: (ii) the by-laws and articles of amalgamation of Amalco will be the same as the by-laws and articles of amalgamation of the Company; (iii) the issued and outstanding Common Shares shall continue to remain issued and outstanding as common shares of Amalco; (iv) each option to purchase Common Shares outstanding will be exchanged for a like option of Amalco; (v) each Warrant will be exchanged for a like common share purchase warrant of Amalco; (vi) the property of the Company and MedReleaf Sub will continue as the property of Amalco; (vii) all rights, contracts, permits and interest of the Company or MedReleaf Sub will continue as rights, contracts, permits and interests of Amalco; (viii) Amalco shall be liable for the obligations of the Company and MedReleaf Sub; and (ix) all existing causes of action, claims or liabilities to prosecution, and all civil, criminal or administrative actions or proceedings pending by or against the Company or MedReleaf Subco and all convictions against, or rulings, orders or judgments in favour of or against the Company or MedReleaf Sub will be unaffected by the First Amalgamation;

(b)

each Common Share held by a dissenting shareholder of the Company will be deemed to have been transferred and assigned to Aurora in consideration for a debt claim against Aurora determined and payable in accordance with the Arrangement;

(c)

each Common Share outstanding immediately following the First Amalgamation that is held by an electing holder shall be deemed to be assigned and transferred by the holder to Aurora solely in exchange for share consideration under the Arrangement; and (i) each holder of such Common Shares shall cease to be a holder thereof; and (ii) Aurora shall be deemed the transferee of such Common Shares;

(d)

concurrently with the above step, each Common Share outstanding immediately following the First Amalgamation (other than Common Shares held by electing holders described in (c) above) shall be deemed to be assigned and transferred by the holder to Aurora in exchange for the share and cash consideration under the Arrangement; and (i) each holder of such Common Shares shall cease to be a holder thereof; and (ii) Aurora shall be deemed the transferee of such Common Shares;

(e)

the Common Shares held by Aurora will be transferred to a wholly-owned subsidiary of Aurora (the “Aurora Sub”) in consideration of the issue by the Aurora Sub of one common share of Aurora Sub for each Common Share transferred; and

(f)	Aurora Sub and Amalco shall amalgamate (the “Second Amalgamation”) to continue as one corporation (“New Amalco”).

The implementation of the Arrangement will be subject to, among other things, the approval of at least 66 2⁄3% of the votes cast by holders of Common Shares at a special meeting of MedReleaf shareholders expected to take place on July 18, 2018, unless adjourned or postponed. The Arrangement is also subject to the receipt of shareholder approval by Aurora shareholders, as well as certain regulatory, court and stock exchange approvals and certain other closing conditions customary in transactions of this nature.

DESCRIPTION OF THE BUSINESS

Overview

MedReleaf is a Licensed Producer of medical cannabis products based in Markham, Ontario. The Company produces and sells its medical cannabis products to patients across Canada. MedReleaf is a research and development-driven company dedicated to patient care, scientific innovation, research and advancing the understanding of the therapeutic benefits of cannabis.

Currently, the Company primarily derives its revenues from the sale to its patients of dried cannabis, cannabis oils, cannabis oil capsules and, recently, a topical cream (designed to work with the Company’s cannabis oils). MedReleaf’s sales are supported by a variety of initiatives, including health conference sponsorships, as well as through its cannabis education and outreach team of employees. The Company expects both its portfolio of products and the jurisdictions in which it operates to expand as applicable federal laws allow, resources permit, and where market research indicates opportunity. See “Description of the Business – International Opportunities”.

MedReleaf’s medical cannabis products are cultivated and manufactured in its two production facilities, its 55,000 square foot Markham Facility and its 210,956 square foot Bradford Facility (collectively, the “MedReleaf Facilities”). See “Description of the Business – MedReleaf’s Facilities”.

MedReleaf has quality management and environmental management systems that are certified to the internationally recognized standards of ISO 9001 and ISO 14001 respectively, as well as an occupational health and safety management system certified to the internationally recognized standards of OHSAS 18001, which collectively cover research and development, production, processing, distribution, selling and destruction of medical cannabis. These certified systems provide the framework to optimize management control, increase staff safety and reduce environmental impact. Moreover, the Company’s ISO 9001 certified quality management system has been designed to maintain the consistency and quality of the Company’s medical cannabis products. The Company’s systems require regular, in-process controls, testing and analysis to ensure the consistency of medical cannabis products and that the Company’s products meet stringent specifications during production and until delivery to patients.

MedReleaf currently employs approximately 220 full-time employees. The Company also engages agency staff as its needs require.

The MedReleaf Licences

The Markham Licence is specific to the Markham Facility and permits the Company to, among other things, produce, sell, possess, ship, transport, deliver and destroy dried cannabis, bottled cannabis oil, cannabis oil capsules, cannabis plants and seed at such facility. The Markham Licence provides that the substances inventory at the Markham Facility cannot exceed at any given time a maximum storage capacity value of $31,250,000 for its security level 9 vault.

The Company also produces and sells medical cannabis products from the Bradford Facility pursuant to the Bradford Licence. The Bradford Licence is specific to the Bradford Facility and presently permits the Company to, among other things, produce, sell, possess, ship, transport, deliver and destroy dried cannabis at such facility. The Bradford Licence provides that the substances inventory at the Bradford Facility cannot exceed at any given time a maximum storage capacity value of $150,000,000 for its security level 10 vault.

As the MedReleaf Licences are specific to the respective MedReleaf Facilities, adverse changes or developments affecting such facilities could have a material and adverse effect on the Company’s ability to continue producing and/or selling medical cannabis products, its business, financial condition and prospects. See “Risk Factors”.

As it has done successfully in the past, the Company expects to apply for amendments to the MedReleaf Licences and seek additional licences where required, in order to meet the Company’s expanding operational and production capabilities. The time it takes Health Canada to process any such amendment application or application for a new licence varies depending on the complexity of the application and other factors outside the control of the Company. Accordingly, no assurance can be given that any amendment(s) sought in respect of the MedReleaf Licences, or any new licences sought by the Company, will be obtained on terms desired, or at all. See “Risk Factors”.

In addition, unless renewed, the MedReleaf Licences will expire at the end of their respective terms, with the Markham Licence expiring on February 14, 2020 and the Bradford Licence expiring on April 10, 2020. However, as the Company has successfully done in the past, the Company intends to seek the renewal of its licences prior to the expiration of their respective terms. Despite the Company’s previous successes in obtaining renewals of its licences, there can be no assurance that the Company will be able to renew the MedReleaf Licences on the same terms, or at all. See “Risk Factors”.

MedReleaf’s Facilities

Markham Facility

The Company currently operates the 55,000 square foot Markham Facility, which is covered by the Markham Licence. The Markham Facility is occupied pursuant to a lease agreement dated September 3, 2013 (the “Markham Lease”). The initial term of the Markham Lease expires on March 31, 2024, however the Company has the right (provided it is not then in default of the Markham Lease) to extend the Markham Lease for two further terms of five years. The Markham Lease permits the Company to use the lands and building comprising the Markham Facility for the production of medical cannabis, to the extent permitted by all laws and in keeping with the standards of a first-class industrial building. As of the date of this Annual Information Form, the Markham Lease is in good standing.

The Markham Facility is a modern, fully operational facility that was built out in three phases, with each phase capitalizing on the insights and knowledge gained from MedReleaf’s operations over time. The Markham Facility has approximately 23,500 square feet of dedicated cultivation space organized into 10 cultivation rooms, and approximately 31,500 square feet of support and auxiliary services space, including areas for propagation, trimming, drying, oil extraction, shipping, storage, water treatment, laboratories, quality assurance and quality control facilities, maintenance areas, shipping and distribution areas, management offices, and a patient care centre.

The Company believes that its indoor cultivation techniques, using proprietary know-how developed at the Markham Facility, have enabled it to produce premium, indoor-grown medical cannabis products at costs comparable with greenhouse operators.

Bradford Facility

The 210,596 square foot Bradford Facility represents a generational improvement over the Markham Facility, incorporating both the Company’s insights and elements of the latest agricultural industry improvements in cultivation methodology, facility control and irrigation system design. The Bradford Facility is an indoor cultivation facility. Subsequent to the financial year ended March 31, 2018, the Company also purchased property adjacent to the Bradford Facility which will be used for ancillary purposes, such as administrative offices.

Upon full build-out completion, the Bradford Facility will have approximately 86,000 square feet of dedicated cultivation space organized into 19 cultivation rooms and approximately 124,000 square feet of support and auxiliary services space which will include areas for propagation, trimming, drying, commercial-scale oil extraction, pharmaceutical-grade manufacturing, an industrial kitchen, shipping, storage, water treatment, laboratories, plant-based and analytical research and development facilities, quality assurance and quality control facilities, maintenance areas, shipping and distribution areas, and administrative offices.

No assurance can be provided that the Company will be able to obtain any required amendments to the Bradford Licence or that the completion of the remaining phases of the build-out of the Bradford Facility will be completed on time or on budget, or at all. See “Risk Factors”.

Exeter Property

The Company also recently acquired the Exeter Property, consisting of one million square feet of existing greenhouse infrastructure on a 69 acre property in Exeter, Ontario, along with 95 acres of adjacent land. The Company is continuing to consider the manner and scope of retrofitting the Exeter Property.

It is expected that, after retrofitting, the Exeter Property will have production capacity of up to 105,000 kilograms of cannabis product annually with a first harvest anticipated by the end of calendar 2018, subject to receipt of a licence from Health Canada.

The retrofitted Exeter Property is expected to add large scale, low-cost greenhouse production alongside the Markham Facility and Bradford Facility and, when fully operational, is expected to increase the Company’s fully funded capacity to approximately 140,000 kilograms of cannabis product per year. The adjacent lands on the Exeter Property could also accommodate a greenhouse approximately 1.5 times larger than the existing greenhouse infrastructure on the Exeter Property, providing for future expansion of cultivation capacity.

No assurance can be provided that the Exeter Property will be developed on the timelines anticipated, or at all. See “Risk Factors”.

Storage and Security

The ACMPR prescribes physical security requirements that are necessary to secure sites where Licensed Producers conduct activities with cannabis for medical purposes.

As required by the ACMPR, the Markham Facility contains a storage vault that is deemed to be “security level nine”, as defined by the Health Canada Directive on Physical Security Requirements for Controlled Substances (the “Security Directive”), and as determined by the construction of the vault and MedReleaf’s proximity to a major city (Toronto). The vault can only be accessed by a “Responsible Person in Charge” (as defined under the ACMPR) and at least one Responsible Person in Charge must be present in the vault at all times if the doors are open. The Bradford Facility contains a vault deemed to be “security level ten”, as defined by the Security Directive.

The Markham Facility features a robust security system consisting of security cameras, motion sensors, code locked doors, seismic sensors, and a staff of security personnel. These security measures ensure MedReleaf is compliant with Health Canada’s security requirements. The Bradford Facility is safeguarded with a security system similar to the Markham Facility.

On January 25, 2018, Health Canada announced changes to the physical security requirements under the ACMPR, providing that Licensed Producers were no longer required to meet the vault and storage measures outlined in the Security Directive, but rather Licensed Producers may store cannabis within a secure area of their facility. In addition, Licensed Producers are no longer required to maintain constant video surveillance inside the rooms where cannabis is being cultivated, propagated or harvested. All access points to cultivation, propagation and harvesting rooms continue to be subject to constant surveillance requirements to record all entries and exits.

It is possible that Health Canada may make further changes to the physical storage and security requirements, including changes that are more or less onerous to those presently required. Any such changes to existing regulations and regulatory requirements may affect the Company’s business and operations, potentially adversely. See “Risk Factors”.

Principal Products

Medical Cannabis Products

Under the ACMPR and the MedReleaf Licences, the Company is authorized to cultivate and sell cannabis products for medical purposes in both dried and oil form, to residents of Canada who comply with the requirements of the ACMPR. The Company’s medical cannabis products can be ingested in a variety of ways, including smoking, vaporizing, and consumption in the form of oil or edibles.

MedReleaf strongly believes that maintaining both the cannabinoids and terpenes in their original relative ratios is important in order to maximize the medicinal properties of medical cannabis products and therefore it endeavours to do so with its products.

The Company’s plant genetics department carefully breeds new varieties of cannabis plants resulting in unique varieties of cannabis. Together with those varieties of medical cannabis products supplied on an exclusive basis by Tikun Olam, MedReleaf is able to offer a broad spectrum of medical cannabis products designed to address a wide variety of therapeutic needs.

MedReleaf currently sells numerous strain varieties of cannabis in three main product lines: dried cannabis, cannabis oils, and cannabis oil capsules. The Company intends to introduce new formats for its medical cannabis products if and when authorized by Health Canada.

Additionally, MedReleaf also seeks to maintain a minimum level of inventory to ensure that it can continue to provide its patients with quality cannabis products on a consistent basis, without supply interruption, while also acquiring new patients.

New Products and Accessories

MedReleaf has a variety of new medical cannabis products at various stages of development, including oral products, topical products, edible products and inhalable products. These products will need to be approved by Health Canada before they can be offered. No assurance can be given that the Company will succeed in bringing any of these products to market. See “Risk Factors”.

In addition to its medical cannabis products, the Company also sells a variety of accessories including grinders, vaporizers and its exclusive lockable containers, and continues to explore expanding these offerings for its patients.

Principal Markets

New patients are acquired by the Company through physician and clinic referrals or by word-of-mouth recommendations from existing patients. The Company has long believed that Canadian Forces veterans suffering from conditions for which cannabis consumption may be helpful represent an underserved market opportunity. MedReleaf has dedicated significant resources to servicing this patient community, including physician and patient education, outreach initiatives and medical research.

The Company also strives to lead in the non-veteran patient segments, while maintaining a strong position in the Canadian Forces veteran market. In addition, if and when recreational usage of cannabis products is legalized in Canada, the Company plans to take advantage of such market opportunities by entering the recreational market. See “Description of the Business—Expected Legalization of Recreational Cannabis in Canada”.

Finally, the Company intends to address market opportunities internationally, where applicable federal laws allow, resources permit, and where market research indicates opportunity. See “Description of the Business – International Opportunities”.

Distribution Methods

The Company’s patients order medical cannabis products through the Company’s online store or by phone. Medical cannabis is and will continue to be delivered by secured courier or other methods permitted by the ACMPR or future regulation.

The Company will distribute recreational cannabis products in accordance with the finalized regulatory framework in relation to cannabis for recreational purposes in Canada. For example, the Company has entered into an agreement to become a supplier to Shoppers Drug Mart of MedReleaf-branded medical cannabis products, with such agreement being contingent on Shoppers Drug Mart receiving a distribution licence from Health Canada. In addition, the Company entered into a supply agreement with SAQ to supply the Province of Québec with a guaranteed minimum 8,000 kilograms per year of high-quality adult recreational-use cannabis, pending the legalization of cannabis for recreational purposes.

The Company may also distribute medical and/or recreational cannabis products internationally in accordance with all domestic and international laws and regulations. For example, in March, 2018, the Company entered into an agreement to become the largest supplier of medical cannabis products to Cannamedical Pharma GMBH, a leading medical cannabis distributor to pharmacies in Germany.

Research and Development

In addition to the production and sale of medical cannabis products, the Company is also focused on research and development activities, which are organized into the following four main areas: plant and process productivity; plant genetics; product engineering and innovation and clinical research.

Specialized Knowledge, Skills and Resources

Knowledge with respect to cultivating and growing cannabis is important in the cannabis industry. The nature of growing cannabis is not substantially different from the nature of growing other agricultural products. Variables such as temperature, humidity, lighting, air flow, watering and feeding cycles are meticulously defined and controlled to produce consistent product and to avoid contamination. The product is cut, sorted and dried under defined conditions that are established to protect the activity and purity of the product. Once processing is complete, each and every processing batch is subject to full testing against stringent quality specifications.

The Company grows the primary component of its finished products, namely, cannabis. The Company’s cultivation operations are dependent on a number of key inputs and their related costs including raw materials and supplies related to the Company’s growing operations, as well as electricity, water and other utilities. See “Risk Factors”.

Staff with suitable horticultural and quality assurance expertise is generally available on the market in the locations where the Company operates or anticipates cultivation activity. The Company also requires patient care staff, which will grow as its business grows. Patient care staff is a skillset that is also generally available in the market in the locations where the Company operates.

Protection of Intangible Assets

The ownership and protection of the Company’s intellectual property is a significant aspect of the Company’s future success. Currently the Company protects its intangible assets through trade secrets, technical know-how and proprietary information. The Company protects its intellectual property by seeking and obtaining registered protection (including patents) where possible, developing and implementing standard operating procedures and entering into agreements with parties that have access to the Company’s inventions, trade secrets, technical know-how and proprietary information such as business partners, collaborators, employees and consultants, to protect the Company’s confidentiality and ownership of its intellectual property. The Company also seeks to preserve the integrity and confidentiality of its inventions, trade secrets, trademarks, technical know-how and proprietary information by maintaining physical security of the Company’s premises and physical and electronic security of the Company’s information technology systems. In addition, the Company has sought trademark and patent protection in Canada and many other countries.

Canadian Medical Cannabis Regulatory Overview

The ACMPR are the current governing regulations regarding the production, sale and distribution of cannabis and cannabis oil extracts for medical purposes in Canada. The ACMPR provide for three possible alternatives for Canadian residents who have been authorized by their health care practitioner to access cannabis for medical purposes:

•	they can continue to access quality-controlled cannabis by registering with Licensed Producers;

•	they can register with Health Canada to produce a limited amount of cannabis for their own medical purposes (starting materials must be obtained from a Licensed Producer); or

•	they can designate someone else who is registered with Health Canada to produce cannabis on their behalf (starting materials must be obtained from a Licensed Producer).

In administering the ACMPR, Health Canada has two main roles:

•	licensing and overseeing the commercial industry; and

•	registering and overseeing individuals who produce a limited amount of cannabis for their own medical purposes (or to have another individual produce it on their behalf).

The ACMPR sets out, among other things, the authorized activities and general responsibilities of Licensed Producers, including:

•	the requirement to obtain and maintain a licence from Health Canada prior to commencing any activities;

•	calculating the quantity of cannabis, other than dried cannabis, that is equivalent to a given quantity of dried cannabis;

•	security measures relating to facilities and personnel;

•	good production practices;

•	packaging, shipping, labelling, import and export and record-keeping requirements; and

•	patient registration and ordering requirements.

Health Canada requires rigorous testing of cannabis products and derivatives provided by Licensed Producers. A Licensed Producer is subject to a wide variety of compliance and enforcement activities conducted by Health Canada after it has received its licence. For instance, Health Canada will typically perform unannounced inspections on a Licensed Producer’s facility to ensure adequate security measures and production practices are in place.

Expected Legalization of Recreational Cannabis in Canada

In connection with the current Government of Canada’s platform advocating for the legalization and regulation of recreational cannabis in order to dismantle the illegal market and restrict access by under-age individuals, on April 13, 2017, the Government of Canada released Bill C-45 which, if implemented, would enact the Cannabis Act. The Cannabis Act would provide a licensing and permitting scheme for the production, testing, packaging, labeling, sending, delivery, transportation, sale, possession, and disposal of cannabis for non-medical (i.e., recreational) use, to be implemented by regulations made under the Cannabis Act. The Government of Canada advised that it intends to bring the Cannabis Act into force no later than July 2018 (or such other date that may be determined by the Government of Canada). The Cannabis Act proposes to maintain separate access to cannabis for medical or scientific purposes, however the transitional provisions of the Cannabis Act provide that every license issued under Section 35 of the ACMPR that is in force immediately before the day on which the Cannabis Act comes into force is deemed to be a licence issued under the Cannabis Act, and that such licence will continue in force until it is revoked or expires.

On October 3, 2017, the Parliamentary Standing Committee on Health proposed amendments to the Cannabis Act including, among other things, an amendment that would permit cannabis edibles and concentrates to be sold, to come into force no later than 12 months after the Cannabis Act comes into force.

On November 10, 2017, the Government of Canada proposed that federal tax on cannabis for recreational purposes should not exceed $1 per gram or 10% of the producer’s price, whichever is higher, with retail sales taxes levied on top of that amount.

While the Cannabis Act provides for the regulation of the commercial production of cannabis for recreational purposes and related matters by the federal government, the Cannabis Act proposes that the provinces and territories of Canada will have authority to regulate other aspects of recreational cannabis (similar to what is currently the case for liquor and tobacco products), such as sale and distribution, minimum age requirements, places where cannabis can be consumed, and a range of other matters.

The Governments of every Canadian province and territory have, to varying degrees, announced proposed regulatory regimes for the distribution and sale of cannabis for recreational purposes within those jurisdictions. Most of these Canadian jurisdictions have announced a minimum age of 19 years old, except for Québec and Alberta, where the minimum age will be 18.

There is no guarantee that the provincial and territorial frameworks supporting the legalization of cannabis for recreational use in Canada will be implemented on the terms anticipated, or at all. See “Risk Factors”.

On November 21, 2017, Health Canada released for public consultation its proposed approach to the regulation of cannabis. The purpose of the consultation paper was to solicit public feedback on an initial set of regulatory proposals that Health Canada is considering, focused on the regulations that would facilitate the coming into force of the proposed Cannabis Act. On March 19, 2018, Health Canada published a summary of the comments received on the proposed regulations as well as some proposed additions to the regulatory proposal which cover seven broad categories, namely: (1) licences, permits and authorizations; (2) security clearances; (3) cannabis tracking system; (4) cannabis products; (5) packaging and labelling; (6) cannabis for medical purposes; and (7) health products and cosmetics containing cannabis. The details of the proposed regulations are subject to change until final regulations are published.

The Senate of Canada adopted Bill C-45 on June 7, 2018 with amendments that will now be considered by the House of Commons.

MedReleaf intends to participate in the Canadian recreational market, if and when the recreational use of cannabis is legalized in Canada, and only in compliance with all applicable federal and provincial laws and regulations concerning the Canadian recreational cannabis market. As it has done in the Canadian medical cannabis market, the Company’s customer acquisition strategy for the Canadian recreational cannabis market will be to focus on leveraging its analytical and consumer insight capabilities in order to identify profitable market segments, understand the unique needs of each segment, design brands and products to address market demand, and collect and analyze customer and sales data to improve the customer experience.

No assurance can be provided that the Company will be able to participate in the Canadian recreational cannabis market, if or when such market is created through the legalization of recreational cannabis use, or that the Company will, or will be able to, design products and service the market segments in which it may compete, or that the Company will be able to maintain profitability. See “Risk Factors”.

International Opportunities

In addition to its Canadian domestic operations, the Company is also exploring international opportunities, including (subject to applicable laws and regulations): (a) opportunities to export its medical cannabis products to other countries; and (b) opportunities to create international alliances with local partners to apply for cultivation licences in other countries. MedReleaf is currently pursuing these opportunities in several countries.

The Company does not have, and does not intend to engage in, any direct, indirect or ancillary involvement in the U.S. cannabis industry (as described in CSA Staff Notice 51-352 – Issuers with U.S. Marijuana-Related Activities (Revised)) until it is federally legal to do so.

The Company will only pursue international opportunities in accordance and compliance with all applicable laws. The Company is currently pursuing international opportunities in several countries where a legal framework for the medical and/or recreational use of cannabis exists or is expected to be implemented. The timing of the Company’s activities in any international market is dependent on the pace of regulatory developments and, as such, it is not feasible for the Company to provide a timeline with respect to those activities. See “Risk Factors”.

Competitive Conditions

The principal competitive factors on which MedReleaf competes with other Licensed Producers are the price and quality of its medical cannabis products (and associated goodwill and brand recognition), physician familiarity and willingness to prescribe the Company’s medical cannabis products, and the Company’s patient services. While MedReleaf prices its cannabis products according to the Company’s perception of market demand, given its relatively low cost of production (based on management’s assessment of the Company’s own financial information against that of all publicly-traded Licensed Producers), it is expected that the Company will be able to enjoy pricing flexibility while maintaining its margins. See “Risk Factors”.

In addition, if the Cannabis Act and provincial and territorial recreational regulatory frameworks are implemented, the size of the medical cannabis market may be reduced and new business challenges may arise for companies participating in the medical cannabis market and/or intending to participate in the recreational cannabis market. It is expected that the recreational cannabis market will be highly competitive.

RISK FACTORS

The following specific factors could materially adversely affect MedReleaf and should be considered when deciding whether to make an investment in the Company and the Common Shares. Some of the following factors are interrelated and, consequently, investors should treat such risk factors as a whole. These risks and uncertainties are not the only ones that could affect the Company or the Common Shares and additional risks and uncertainties not currently known to the Company, or that it currently deems to be immaterial, may also impair the business, financial condition and results of operations of the Company and/or the value of the Common Shares. If any of the following risks or other risks occur, they could have a material adverse effect on the Company’s business, financial condition and results of operations and/or the value of the Common Shares. There is no assurance that any risk management steps taken by the Company will avoid future loss due to the occurrence of the risks described below or other unforeseen risks.

Risks Related to the Business and the Industry

The Company is dependent upon the MedReleaf Licences for its ability to grow, store and sell medical cannabis and other products derived therefrom and the MedReleaf Licences are subject to ongoing compliance, reporting requirements and renewal

The Company’s ability to grow, store and sell cannabis for medical purposes in Canada is dependent on the MedReleaf Licences. The MedReleaf Licences are subject to ongoing compliance, reporting requirements and renewal. Although MedReleaf believes it will meet the requirements of the ACMPR for future renewals of the MedReleaf Licences, there can be no guarantee that Health Canada will renew the MedReleaf Licences or, if renewed, that they will be renewed on the same or similar terms or that Health Canada will not revoke the MedReleaf Licences. Should the Company fail to comply with the requirements of the MedReleaf Licences or should Health Canada not renew the MedReleaf Licences when required, or renew the MedReleaf Licences on different terms or revoke the MedReleaf Licences, there would be a material adverse effect on the Company’s business, financial condition and results of operations.

Other governmental licences are currently, and in the future may be, required in connection with MedReleaf’s operations, in addition to other unknown permits and approvals which may be required. To the extent such permits and approvals are required and not obtained, the Company may be prevented from operating and/or expanding its business, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may not always succeed in complying with the regulatory requirements for Licensed Producers as set out by the ACMPR and Health Canada

Successful execution of the Company’s business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities, including the ACMPR, and obtaining all regulatory approvals, where necessary, for the sale of the Company’s medical cannabis products. The commercial medical cannabis industry is a new industry in Canada and the ACMPR is a new regime and has no close precedent in Canadian law. The effect of Health Canada’s administration, application and enforcement of the regime established by the ACMPR on the Company and its business, and any delays in obtaining, or failure to obtain, applicable regulatory approvals which may be required, may significantly delay or impact the development of markets, products and sales initiatives and could have a material adverse effect on the Company’s business, financial condition and results of operations.

In addition, Health Canada inspectors routinely assess the Company’s facilities against applicable regulatory requirements and provide follow-up reports noting any observed deficiencies. Accordingly, MedReleaf regularly incurs ongoing costs and obligations related to regulatory compliance. While the Company endeavours to comply with all relevant laws, regulations and guidelines and, to the Company’s knowledge, it is in compliance or in the process of being assessed for compliance with all such laws, regulations and guidelines, any failure by the Company to comply with applicable regulatory requirements of the ACMPR, or more vigorous enforcement thereof by Health Canada, could require extensive changes to the Company’s operations, increased compliance costs, penalties or restrictions on the Company’s operations or give rise to material liabilities or a revocation of the MedReleaf Licences and other permits, which could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, Health Canada may change its administration, application or enforcement procedures at any time, which could impact the Company’s costs and resources.

The laws, regulations and guidelines generally applicable to the medical cannabis industry may change in ways currently unforeseen by the Company, including the expected implementation of the Cannabis Act

MedReleaf’s operations are subject to the ACMPR and various other laws, regulations and guidelines relating to the manufacture, packaging/labelling, advertising, sale, transportation, storage and disposal of cannabis for medical purposes but also including laws and regulations relating to controlled substances, health and safety, privacy, the conduct of operations and the protection of the environment. To the knowledge of the Company’s management, other than routine corrections that may be required by Health Canada from time to time, the Company is currently in material compliance with all existing laws, regulations and guidelines. If any changes to such laws, regulations or guidelines occur, which are matters beyond the control of the Company, the Company may incur significant costs in complying with such changes or it may be unable to comply therewith, which in turn may result in a material adverse effect on the Company’s business, financial condition and results of operations.

The Liberal Party of Canada, which has formed the current federal Government of Canada, has made electoral commitments to legalize, regulate and tax recreational cannabis use in Canada. On April 13, 2017, the Government of Canada introduced the Cannabis Act. The Government of Canada has provided guidance that, subject to Parliamentary approval and Royal Assent, it intends to provide regulated and restricted access to cannabis no later than July 2018, however there is no assurance that the legalization of cannabis by the Government of Canada will occur as anticipated or at all.

Furthermore, the legislative framework pertaining to the Canadian recreational cannabis market will be subject to significant provincial and territorial regulation, which will vary across provinces and territories and result in an asymmetric regulatory and market environment, different competitive pressures and significant additional compliance and other costs and/or limitations on the Company’s ability to participate in such market.

Future clinical research studies on the effects of medical cannabis may lead to conclusions that dispute or conflict with the Company’s understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids. The statements made in this Annual Information Form concerning the potential medical benefits of cannabinoids are based on published articles and reports. As a result, the statements made in this Annual Information Form are subject to the experimental parameters, qualifications and limitations in the studies that have been completed.

Although MedReleaf believes that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis as set out in this Annual Information Form, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, undue reliance should not be placed on such articles and reports.

Future research studies and clinical trials may draw opposing conclusions to those stated in this Annual Information Form or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to medical cannabis, which could have a material adverse effect on the demand for the Company’s products with the potential to lead to a material adverse effect on the Company’s business, financial condition and results of operations.

The MedReleaf Facilities are integral to the Company’s business and adverse changes or developments affecting either of the Markham Facility or the Bradford Facility may impact the Company’s business, financial condition and results of operations

Adverse changes or developments affecting the MedReleaf Facilities, including but not limited to a force majeure event or a breach of security, could have a material adverse effect on the Company’s business, financial condition and prospects. Any breach of the security measures and other facility requirements, including any failure to comply with recommendations or requirements arising from inspections by Health Canada, could also have an impact on MedReleaf’s ability to continue operating under the MedReleaf Licences or the prospect of renewing the MedReleaf Licences or could result in a revocation of the MedReleaf Licences.

The Company is also in the process of completing the build-out of its Bradford Facility. Management of the Company expects that the Bradford Facility, upon full build-out completion, will significantly increase the Company’s cultivation and growing capacity. However, no assurance can be given that Health Canada will approve necessary amendments to the Bradford Licence to take full advantage of the Bradford Facility once fully built. If the Company is unable to secure any necessary amendments to the Bradford Licence, the expectations of management with respect to the increased future cultivation and growing capacity may not be borne out, which could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, construction delays or cost over-runs in respect of the build-out of the Bradford Facility, howsoever caused, could have a material adverse effect on the Company’s business, financial condition and results of operations.

The medical cannabis industry and market are relatively new in Canada, and this industry and market may not continue to exist or grow as anticipated or the Company may ultimately be unable to succeed in this new industry and market

As a Licensed Producer, MedReleaf is operating its business in a relatively new medical cannabis industry and market. In addition to being subject to general business risks, a business involving an agricultural product and a regulated consumer product, the Company needs to continue to build brand awareness in this industry and market through significant investments in its strategy, its production capacity, quality assurance, and compliance with regulations. These activities may not promote the Company’s brand and products as effectively as intended, or at all. Competitive conditions, consumer tastes, patient requirements and spending patterns in this new industry and market are relatively unknown and may have unique circumstances that differ from existing industries and markets.

In addition, the ACMPR also permits patients to produce a limited amount of cannabis for their own medical purposes or to designate a person to produce a limited amount of cannabis on their behalf and the proposed Cannabis Act provides for individuals to produce limited amounts of cannabis for their own recreational use. This could potentially significantly reduce the market for the Company’s products, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Accordingly, there are no assurances that this industry and market will continue to exist or grow as currently estimated or anticipated, or function and evolve in a manner consistent with management’s expectations and assumptions. Any event or circumstance that affects the medical cannabis industry and market could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may compete for market share with other companies, including other Licensed Producers, which may have longer operating histories and more financial resources, manufacturing and marketing experience than the Company

The Company does and expects to continue to face intense competition from other Licensed Producers and companies, some of which can be expected to have longer operating histories and more financial resources, manufacturing and marketing experience than the Company. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition and results of operations of the Company.

In addition, there has been and will likely continue to be industry consolidation, resulting in the creation of larger companies with financial resources, manufacturing and marketing capabilities, who may have or develop product offerings that are greater than those of the Company. As a result of this competition, the Company may be unable to maintain its operations or develop them as currently proposed on terms it considers acceptable or at all. Increased competition by larger, better-financed competitors with geographic advantages could materially and adversely affect the Company’s business, financial condition and results of operations.

The number of licences granted and the number of Licensed Producers ultimately authorized by Health Canada could also have an impact on the operations of the Company. The Company expects to face additional competition from new market entrants that are granted licences under the ACMPR or existing licence holders which are not yet active in the industry. If a significant number of new licences are granted by Health Canada in the near term, the Company may experience increased competition for market share and may experience downward price pressure on its products as new entrants increase production.

The Company also faces competition from illegal dispensaries and the black market that are unlicensed and unregulated, and that are selling cannabis and cannabis products, including products with higher concentrations of active ingredients, and using delivery methods, including edibles, that the Company is prohibited from offering to individuals as they are not currently permitted by the ACMPR. Any inability or unwillingness of law enforcement authorities to enforce existing laws prohibiting the unlicensed cultivation and sale of cannabis and cannabis-based products could result in the perpetuation of the black market for cannabis and/or have a material adverse effect on the perception of cannabis use. Any or all of these events could have a material adverse effect on the Company’s business, financial condition and results of operations.

If the number of users of cannabis for medical purposes in Canada increases, or if the legalization of cannabis for recreational purposes is implemented, the demand for cannabis products generally will likely increase and the Company expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Company will require a continued high level of investment in research and development, sales and patient support. The Company may not have sufficient resources to maintain research and development, sales and patient support efforts on a competitive basis which could have a material adverse effect on the Company’s business, financial condition and results of operations.

As well, the legal landscape for medical and recreational cannabis is changing internationally. More countries have passed laws that allow for the production and distribution of cannabis for medical purposes in some form or another. The Company has some international strategic alliances in place, which may be affected if more countries legalize medical cannabis. Increased international competition and limitations placed on the Company by Canadian regulations might lower the demand for the Company’s products on a global scale.

The Company’s expansion efforts may not be successful

There is no guarantee that the Company’s intentions to acquire and/or construct additional cannabis production and manufacturing facilities in Canada and in other jurisdictions with federal legal cannabis markets, and to expand the Company’s marketing and sales initiatives will be successful. Any such activities will require, among other things, various regulatory approvals, licences and permits (such as additional site licences from Health Canada under the ACMPR, as applicable) and there is no guarantee that all required approvals, licences and permits will be obtained in a timely fashion or at all. There is also no guarantee that the Company will be able to complete any of the foregoing activities as anticipated or at all. The failure of the Company to successfully execute its expansion strategy (including receiving required regulatory approvals and permits) could adversely affect the Company’s business, financial condition and results of operations and may result in the Company failing to meet anticipated or future demand for its cannabis-based pharmaceutical products, when and if it arises.

The legalization of cannabis for recreational purposes may not be implemented as anticipated or at all and, if implemented, differing approaches to the distribution and sales by the provinces and territories of Canada may impose barriers to participation by the Company in any recreational cannabis market, and may also result in changes to the current regulatory regime providing access to cannabis for medical purposes

The Government of Canada has provided guidance that, subject to Parliamentary approval and Royal Assent, it intends to provide regulated and restricted access to cannabis pursuant to the Cannabis Act by no later than July 2018, however there remains no assurance that the legalization of cannabis by the Government of Canada will occur as anticipated or at all. In particular, on December 20, 2017 the Prime Minister of Canada communicated that the Government of Canada intends to legalize cannabis for recreational purposes in the summer of 2018, despite previous reports of a July 1, 2018 deadline.

Health Canada’s proposed approach to the regulation of cannabis (described under “Description of the Business—Expected Legalization of Recreational Cannabis in Canada”) includes proposals relating to cannabis for medical purposes and health products containing cannabis. Such proposals, if implemented, could result in changes to the current regulatory regime under the ACMPR, which may impact the operations of Licensed Producers or affect the Canadian medical cannabis industry generally. Any such regulatory changes could adversely affect the Company’s business, financial condition and results of operations.

In addition, if the Cannabis Act comes into effect, there is no guarantee that provincial legislation regulating the distribution and sale of cannabis for recreational purposes will be enacted according to the terms announced by such provinces, or at all, or that any such legislation, if enacted, will create the opportunities for growth anticipated by the Company. For example, the Provinces of Ontario (Canada’s most populous province), Québec and New Brunswick have announced sales and distribution models that would create government-controlled monopolies over the legal retail and distribution of cannabis for recreational purposes in such provinces, which could limit the Company’s opportunities in those provinces.

The Company may be unable to attract or retain key personnel with sufficient experience in the medical cannabis industry, and may prove unable to attract, develop, and retain additional employees required for the Company’s development and future success

The success of the Company is currently largely dependent on the performance of its management team (collectively, “Key Persons”). The Company’s future success depends on its continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and the Company may incur significant costs to attract and retain them. In addition, the Company’s lean management structure may be strained as the Company pursues growth opportunities in the future. The loss of the services of a Key Person, or an inability to attract other suitably qualified persons when needed, could have a material adverse effect on the Company’s ability to execute on its business plan and strategy, and the Company may be unable to find adequate replacements on a timely basis, or at all. MedReleaf does not currently maintain key-person insurance on the lives of any of its Key Persons.

Further, as a Licensed Producer, directors and officers of the Company are subject to a security clearance by Health Canada. Under the ACMPR a security clearance cannot be valid for more than five years and must be renewed before the expiry of a current security clearance. There is no assurance that any of the Company’s existing personnel who presently or may in the future require a security clearance will be able to obtain or renew such clearances or that new personnel who require a security clearance will be able to obtain one. A failure by a person required to maintain or renew his or her security clearance, would result in a material adverse effect on the Company’s business, financial condition and results of operations. In addition, if a Key Person who requires a security clearance leaves the Company, and the Company is unable to find a suitable replacement that has a security clearance required by the ACMPR in a timely manner, or at all, there could occur a material adverse effect on the Company’s business, financial condition and results of operations.

Significant interruption in the Company’s access to certain key inputs such as raw materials, electricity, water and other utilities may impair its cannabis growing operation

The Company’s business is dependent on a number of key inputs and their related costs including raw materials and supplies related to its growing operations, as well as electricity, water and other utilities. Any significant interruption, price increase or negative change in the availability or economics of the supply chain for key inputs and, in particular, rising or volatile energy costs could have a material adverse effect on MedReleaf’s business, financial condition and results of operations. In addition, the Company’s operations would be significantly affected by a prolonged power outage.

The ability of the Company to compete and grow cannabis is dependent on it having access, at a reasonable cost and in a timely manner, to labour, equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of labour, equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by the Company’s capital expenditure program relating to the ongoing development and expansion of its facilities may be significantly greater than anticipated by the Company’s management, in which circumstance the Company may curtail, or extend the timeframes for completing, such capital expenditure plans. This could have a material adverse effect on the Company’s business, financial condition and results of operations.

MedReleaf has expanded and intends to further expand its business and operations into jurisdictions outside of Canada, and there are risks associated with doing so

The Company has expanded and may in the future further expand its operations and business into jurisdictions outside of Canada. There can be no assurance that any market for the Company’s products will develop in any such foreign jurisdiction. The Company may face new or unexpected risks or significantly increase its exposure to one or more existing risk factors, including economic instability, changes in laws and regulations and the effects of competition. These factors may limit the Company’s capability to successfully expand its operations and may have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may enter into strategic alliances, or expand the scope of currently existing relationships with third parties with whom it believes will have a beneficial impact on its business, financial condition and results of operation and there are risks associated with such activities

The Company currently has, and may in the future enter into, strategic alliances with third parties that the Company believes will complement or augment its existing business. MedReleaf’s ability to complete strategic alliances is dependent upon, and may be limited by, the availability of suitable candidates and capital. In addition, strategic alliances could present unforeseen integration obstacles or costs, may not enhance our business, and may involve risks that could adversely affect the Company, including significant amounts of management time that may be diverted from operations in order to pursue and complete such transactions or maintain such strategic alliances. Future strategic alliances could result in the incurrence of additional debt, costs and contingent liabilities, and there can be no assurance that future strategic alliances will achieve, or that the Company’s existing strategic alliances will continue to achieve, the expected benefits to the Company’s business or that the Company will be able to consummate future strategic alliances on satisfactory terms, or at all. Any of the foregoing could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company is subject to risks inherent in an agricultural business

The Company’s business involves the growing of cannabis for medical purposes, which is an agricultural product. As such, the business is subject to the risks inherent in the agricultural business, such as insects, plant diseases and similar agricultural risks. Although MedReleaf grows its products indoors under climate controlled conditions and all growing conditions are carefully monitored with trained personnel, there can be no assurance that natural elements, such as insects and plant diseases, will not have a material adverse effect on the Company’s business, financial condition and results of operations.

MedReleaf may not be able to transport its medical cannabis products to patients in a safe and efficient manner

Due to its direct-to-patient shipping model, the Company depends on fast and efficient third party transportation services to distribute its products. Any prolonged disruption of third party transportation services could have a material adverse effect on the Company’s business, financial condition and results of operations. Rising costs associated with third party transportation services used by the Company to ship its products may also adversely impact the Company’s business, financial condition and results of operations.

Due to the nature of MedReleaf’s products, security of the product during transportation to and from the Company’s facilities is of the utmost concern. A breach of security during transport or delivery could have a material adverse effect on the Company’s business, financial condition and results of operations. Any breach of the security measures during transport or delivery, including any failure to comply with recommendations or requirements of Health Canada, could also have an impact on the Company’s ability to continue operating under the MedReleaf Licences or the prospect of renewing the MedReleaf Licences.

The Company will seek to maintain adequate insurance coverage in respect of the risks faced by it, however, insurance premiums for such insurance may not continue to be commercially justifiable and there may be coverage limitations and other exclusions which may not be sufficient to cover potential liabilities faced by the Company

The Company has insurance to protect its assets, operations and employees. While the Company believes its insurance coverage addresses all material risks to which it is exposed and is adequate and customary in its current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which the Company is exposed. In addition, no assurance can be given that such insurance will be adequate to cover the Company’s liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If the Company were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if the Company were to incur such liability at a time when it is not able to obtain liability insurance, there could be a material adverse effect on the Company’s business, financial condition and results of operations.

If MedReleaf is not able to comply with all safety, health and environmental regulations applicable to its operations and industry, it may be held liable for any breaches thereof

Safety, health and environmental legislation affects nearly all aspects of the Company’s operations, including product development, working conditions, waste disposal, emission controls and the maintenance of air and water quality standards and land reclamation and, with respect to environmental regulation, imposes limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Compliance with safety, health and environmental legislation can require significant expenditures, and failure to comply with such safety, health and environmental legislation may result in the imposition of fines and penalties, the temporary or permanent suspension of operations, clean-up costs resulting from contaminated properties, damages and the loss of important permits. Exposure to these liabilities arises not only from the Company’s existing operations, but from operations that may in the future be closed or sold to third parties. The Company could also be held liable for worker exposure to hazardous substances and for accidents causing injury or death. There can be no assurances that the Company will at all times be in compliance with all safety, health and environmental regulations or that steps to achieve compliance would not materially adversely affect the Company’s business.

Safety, health and environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. The Company is not able to determine the specific impact that future changes in safety, health and environmental laws and regulations may have on its operations and activities, and its resulting financial position; however, the Company anticipates that capital expenditures and operating expenses may increase in the future as a result of the implementation of new and increasingly stringent safety, health and environmental regulation. Further changes in safety, health and environmental laws, new information on existing safety, health and environmental conditions or other events, including legal proceedings based upon such conditions or an inability to obtain necessary permits, may require increased financial reserves, compliance expenditures or otherwise have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may be subject to product liability claims

As a manufacturer and distributor of products designed to be ingested by humans, MedReleaf faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of cannabis products for medical purposes involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of cannabis products alone or in combination with other medications or substances could occur. The Company may be subject to various product liability claims, including, among others, that the products produced by the Company caused or contributed to injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company’s reputation and goodwill with its patients and consumers generally, and could have a material adverse effect on the Company’s business, financial condition and results of operations. There can be no assurances that MedReleaf will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products.

The Company’s medical cannabis products may be subject to recalls for a variety of reasons

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of the products produced by the Company are recalled due to an alleged product defect or for any other reason, the Company could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. The Company may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although MedReleaf has detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits, whether frivolous or otherwise. Additionally, if any of the products produced by MedReleaf were subject to recall, the reputation and goodwill of that product and/or the Company could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for products produced by MedReleaf and could have a material adverse effect on the Company’s business, financial condition and results of operations. Additionally, product recalls may lead to increased scrutiny of the operations of MedReleaf by Health Canada or other regulatory agencies, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses. Furthermore, any product recall affecting the medical cannabis industry more broadly could lead consumers to lose confidence in the safety and security of the products sold by Licensed Producers generally, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

MedReleaf may not be able to successfully develop new products or find a market for their sale

The medical cannabis industry is, and the recreational cannabis industry (if implemented) will be, in its early stages of development and it is likely that the Company, and its competitors, will seek to introduce new products in the future. In attempting to keep pace with any new market developments, the Company may need to expend significant amounts of capital in order to successfully develop and generate revenues from new products introduced by the Company. As well, the Company may be required to obtain additional regulatory approvals from Health Canada and any other applicable regulatory authority, which may take significant amounts of time. The Company may not be successful in developing effective and safe new products, bringing such products to market in time to be effectively commercialized, or obtaining any required regulatory approvals, which, together with any capital expenditures made in the course of such product development and regulatory approval processes, may have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may experience breaches of security at its facilities or in respect of electronic documents and data storage and may face risks related to breaches of applicable privacy laws

Given the nature of the Company’s product and its lack of legal availability outside of channels approved by the Government of Canada, as well as the concentration of inventory in its facilities, despite meeting or exceeding Health Canada’s security requirements, there remains a risk of shrinkage as well as theft. A security breach at one of the Company’s facilities could expose the Company to additional liability and to potentially costly litigation, increase expenses relating to the resolution and future prevention of these breaches and may deter potential patients from choosing the Company’s products.

In addition, MedReleaf collects and stores personal information about its patients and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach would have a material adverse effect on the Company’s business, financial condition and results of operations.

Furthermore, there are a number of federal and provincial laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the privacy rules under the Personal Information Protection and Electronics Documents Act (Canada) (“PIPEDA”), protect medical records and other personal health information by limiting their use and disclosure of health information to the minimum level reasonably necessary to accomplish the intended purpose. If the Company was found to be in violation of the privacy or security rules under PIPEDA or other laws protecting the confidentiality of patient health information, it could be subject to sanctions and civil or criminal penalties, which could increase its liabilities, harm its reputation and have a material adverse effect on the business, results of operations and financial condition of the Company.

The Company may become subject to liability arising from any fraudulent or illegal activity by its employees, contractors and consultants

The Company is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

MedReleaf, or the medical cannabis industry more generally, may receive unfavourable publicity or become subject to negative consumer perception

The Company believes the medical cannabis industry is highly dependent upon consumer perception regarding the medical benefits, safety, efficacy and quality of the cannabis distributed for medical purposes to such consumers. Consumer perception of MedReleaf’s products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, political statements both in Canada and in other countries, media attention and other publicity (whether or not accurate or with merit) regarding the consumption of cannabis products for medical purposes, including unexpected safety or efficacy concerns arising with respect to the products of the Company or its competitors. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the medical cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Company’s products and the business, results of operations and financial condition of the Company. The Company’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity (whether or not accurate or with merit), could have an adverse effect on any demand for the Company’s products which could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis for medical purposes in general, or the Company’s products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products legally, appropriately or as directed.

The Company may not be able to develop and maintain lasting consumer relationships with patients

MedReleaf’s success depends on its ability to attract and retain patients. There are many factors which could impact the Company’s ability to attract and retain patients, including but not limited to the Company’s brand awareness, its ability to continually produce desirable and effective cannabis products, the successful implementation of the Company’s patient-acquisition plan and the continued growth in the aggregate number of patients selecting cannabis for medical purposes as a treatment option. The Company’s failure to acquire and retain patients could have a material adverse effect on the Company’s business, financial condition and results of operations.

MedReleaf may be unable to expand its operations in accordance with patient demand or to manage its operations beyond their current scale

The Company’s revenue has grown in recent years. The Company’s ability to sustain its growth will depend on a number of factors, many of which are beyond the Company’s control, including, but not limited to, the availability of sufficient capital on suitable terms, changes in laws and regulations respecting the production of cannabis products and competition from other Licensed Producers and the black market, and the ability or authorization to produce sufficient volumes of the Company’s medical cannabis products to match patient demand. In addition, the Company is subject to a variety of business risks generally associated with growing companies. Future growth and expansion could place significant strain on the Company’s management personnel and likely will require the Company to recruit additional management personnel.

There can be no assurance that MedReleaf will be able to manage its expanding operations (including any acquisitions) effectively, that it will be able to sustain or accelerate its growth or that such growth, if achieved, will result in profitable operations, that it will be able to attract and retain sufficient management personnel necessary for continued growth, or that it will be able to successfully make strategic investments or acquisitions. The failure to accomplish any of the foregoing could have a material adverse effect on the Company’s business, financial condition and results of operations.

Demand for medical cannabis products is dependent on a number of social, political and economic factors that are beyond the Company’s control. While the Company believes that demand for such products will continue to grow, there is no assurance that such increase in demand will occur, that the Company will benefit from any demand increase, or that its business will be profitable. If the Company is unable to demonstrate sustained profitability, the value of the Common Shares may significantly decrease.

MedReleaf may not be able to secure adequate or reliable sources of funding required to operate its business and meet consumer demand for its products

There is no guarantee that the Company will be able to achieve its business objectives. The continued development of the Company may require additional financing. The failure to raise such capital could result in the delay or indefinite postponement of current business objectives or the Company ceasing to carry on business. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Company. In addition, from time to time, the Company may enter into transactions to acquire assets or the shares of other corporations. These transactions may be financed wholly or partially with debt, which may increase the Company’s debt levels above industry standards. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital and to pursue business opportunities, including potential acquisitions. Debt financings may also contain provisions which, if breached, may entitle lenders or their agents to accelerate repayment of loans and/or realize upon security over the assets of the Company, and there is no assurance that the Company would be able to repay such loans in such an event or prevent the enforcement of security granted pursuant to such debt financing.

The Credit Facilities impose limitations on the types of transactions or financial arrangements that the Company may engage in

The Credit Agreement contains certain restrictive covenants including, subject to certain exceptions, restrictions on the Company’s ability to incur indebtedness, grant liens, make corporate changes, dispose of assets, make investments including acquisitions and pay dividends. There are also limitations on the scope of the Company’s business. In addition to the foregoing restrictions, the Company must maintain certain financial ratios. Events beyond the Company’s control, including changes in general economic and business conditions, may affect the Company’s ability to observe or satisfy these covenants, which could result in a default under the Credit Agreement. If an event of default under the Credit Agreement occurs, the agent could elect to declare all principal amounts outstanding under the Credit Facilities at such time, together with accrued interest, to be immediately due. In such an event, the Company may not have sufficient funds to repay amounts owing under the Credit Agreement.

Management has limited experience with the requirements and demands of managing a publicly-traded company

The individuals who constitute MedReleaf’s senior management team have had limited experience in managing a publicly-traded entity. The Company is required to have control systems and procedures required to operate as a public company, and these systems and procedures could place a significant strain on the Company’s management systems, infrastructure and other resources. The Company can provide no assurances that its management’s past experience will be sufficient to enable the Company to successfully operate as a public company. Although management has engaged a number of professional service providers to assist the Company with complying with its continuous disclosure, filing, and other requirements applicable to public entities, if management of the Company is unable to satisfactorily manage the Company as a public entity and ensure that it remains in compliance with all continuous disclosure and other requirements applicable to public entities, there could occur a material adverse effect on the Company’s business, financial condition and results of operations.

Management may not be able to successfully maintain adequate internal controls over financial reporting

Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. However, the Company does not expect that its disclosure controls and procedures and internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all. If the Company cannot provide reliable financial reports or prevent fraud, its reputation and operating results could be materially adversely affected, which could cause investors to lose confidence in the Company’s reported financial information, which in turn could result in a reduction in the value of the Common Shares.

Requirements to comply with public company reporting obligations, as well as those of any stock exchange, may strain the Company’s systems and resources

As a public entity, the Company is subject to the reporting requirements and related rules and regulations of the Canadian provincial securities regulators, as well as the rules of any stock exchange on which the Company’s securities may be listed from time to time. These requirements may place a strain on the Company’s systems and resources. The applicable securities legislation requires that MedReleaf file annual, quarterly and event-driven reports with respect to its business and financial condition and operations, and requires that MedReleaf maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of the Company’s disclosure controls and procedures, significant resources and management oversight are required. The Company can provide no assurance that the procedures and processes adopted by it will be sufficient to allow it to satisfy its obligations as a public company on a timely basis. In addition, sustaining MedReleaf’s growth also requires it to commit additional management, operational and financial resources to identify new professionals to join the Company and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on the Company’s business, financial condition, financial performance and cash flows.

The Company may not be able to successfully identify and execute future acquisitions or dispositions, or to successfully manage the impacts of such transactions on its operations

Although there is no present intention to undertake any of the following transactions (other than the Arrangement), material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) potential disruption of the Company’s ongoing business; (ii) distraction of management; (iii) the Company may become more financially leveraged; (iv) the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; (v) increasing the scope and complexity of the Company’s operations, and (vi) loss or reduction of control over certain of the Company’s assets.

The presence of one or more material liabilities of an acquired company that are unknown to the Company at the time of acquisition could have a material adverse effect on the results of operations, business prospects and financial condition of the Company. A strategic transaction may result in a significant change in the nature of the Company’s business, operations and strategy. In addition, the Company may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into the Company’s operations.

Conflicts of interest may arise between MedReleaf and its directors and officers as a result of other business activities undertaken by such individuals

The Company may be subject to various potential conflicts of interest because of the fact that some of its directors and executive officers may be engaged in a range of business activities. In addition, the Company’s directors and executive officers may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company and subject to any contractual restrictions restricting such activities. In some cases, the Company’s executive officers and directors may have fiduciary obligations associated with business interests that interfere with their ability to devote time to the Company’s business and affairs, which could adversely affect the Company’s operations. These business interests could require significant time and attention of the Company’s executive officers and directors.

Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws and policies of the Company. For example, a director who has a material interest in a matter before the Board or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it and absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. In accordance with applicable laws, the directors of the Company are required to act honestly and in good faith with a view to the best interests of the Company.

The Company may become involved in regulatory or agency proceedings, investigations and audits

The Company’s business requires compliance with many laws and regulations. Failure to comply with these laws and regulations could subject the Company to regulatory or agency proceedings or investigations and could also lead to damage awards, fines and penalties. The Company may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm the Company’s reputation, require the Company to take, or refrain from taking, actions that could harm its operations or require the Company to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on the Company’s business, financial condition and results of operation.

The Company may be subject to litigation in the ordinary course of its business

The Company may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company, such a decision could adversely affect the Company’s ability to continue operating and the value of the Common Shares and could use significant resources. Even if the Company is involved in litigation and wins, litigation can redirect significant Company resources, including the time and attention of management and available working capital. Litigation may also create a negative perception of MedReleaf’s brand.

Certain events or developments in the medical cannabis industry more generally may impact MedReleaf’s reputation

Damage to the Company’s reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. As a producer and distributor of a controlled substance in Canada that has been commonly associated with various other narcotics, violence and criminal activities, there is a risk that our business might attract negative publicity. There is also risk that the action(s) of other Licensed Producers, or the action(s) of other companies and service providers in the cannabis industry, may negatively affect the reputation of the industry as a whole and thereby negatively impact the reputation of the Company. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views in regards to the Company and its activities, whether true or not and the medical cannabis industry in general, whether true or not. Although the Company believes that it operates in a manner that is respectful to all stakeholders and that it takes care in protecting its image and reputation, the Company does not ultimately have direct control over how it or the medical cannabis industry is perceived by others. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to the Company’s overall ability to advance its business strategy and realize on its growth prospects, thereby having a material adverse impact on the Company’s business, financial condition and results of operations.

Third parties with whom the Company does business may perceive themselves as being exposed to reputational risk as a result of their relationship with the Company

The parties with which the Company does business may perceive that they are exposed to reputational risk as a result of the Company’s medical cannabis business activities. Failure to establish or maintain business relationships due to reputational risk arising in connection with the nature of the Company’s business could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may be subject to risks related to the protection and enforcement of its intellectual property rights, and may become subject to allegations that the Company is in violation of intellectual property rights of third parties

The ownership and protection of our intellectual property rights is a significant aspect of the Company’s future success. Currently the Company relies on trade secrets, technical know-how and proprietary information to protect its intellectual property. The Company also attempts to protect its intellectual property by entering into confidentiality agreements with parties that have access to it, such as business partners, collaborators, employees and consultants. Any of these parties may breach these agreements and the Company may not have adequate remedies for any specific breach. In addition, the Company’s trade secrets and technical know-how, which are not protected by patents, may otherwise become known to or be independently developed by competitors, in which event the Company’s business, financial condition and results of operations could be materially adversely affected.

Unauthorized parties may attempt to replicate or otherwise obtain and use the Company’s products, trade secrets, technical know-how and proprietary information that are not protected by patents. Policing the unauthorized use of the Company’s current or future intellectual property rights could be difficult, expensive, time-consuming and unpredictable, as may be enforcing these rights against unauthorized use by others. Identifying unauthorized use of intellectual property rights is difficult as the Company may be unable to effectively monitor and evaluate the products being distributed by its competitors, including parties such as unlicensed dispensaries, and the processes used to produce such products. In addition, in any infringement proceeding, some or all of the Company’s current or future trademarks, patents or other intellectual property rights or other proprietary know-how, or arrangements or agreements seeking to protect the same for the benefit of the Company, may be found invalid, unenforceable, anti-competitive or not infringed. An adverse result in any litigation or defense proceedings could put one or more of the Company’s current or future trademarks, patents or other intellectual property rights at risk of being invalidated or interpreted narrowly and could put existing intellectual property applications at risk of not being issued. Any or all of these events could materially and adversely affect the business, financial condition and results of operations of the Company.

In addition, other parties may claim that the Company’s products infringe on their proprietary and perhaps patent protected rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, legal fees, result in injunctions, temporary restraining orders and/or require the payment of damages. As well, the Company may need to obtain licenses from third parties who allege that the Company has infringed on their lawful rights. However, such licenses may not be available on terms acceptable to the Company or at all. In addition, the Company may not be able to obtain or utilize on terms that are favorable to it, or at all, licenses or other rights with respect to intellectual property that it does not own.

MedReleaf may be subject to risks related to its information technology systems, including cyber-attacks

The Company has entered into agreements with third parties for hardware, software, telecommunications and other information technology (“IT”) services in connection with its operations. The Company’s operations depend, in part, on how well it and its suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and results of operations.

The Company has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

The Company may face disruption in connection with labour organization efforts

None of the Company’s employees are currently subject to a collective bargaining agreement. The Company is currently engaged in a dispute before the AFRAA Tribunal in connection with an unsuccessful unionization effort by UFCW Canada at the Company’s Markham Facility. See “Legal Proceedings”.

Should the Company be unsuccessful before the AFRAA Tribunal, the AFRAA Tribunal may award remedies to UFCW Canada and/or the employees named in the application, including a declaration that the Company violated its employees’ rights under the AEPA, reinstatement of terminated employees, damages suffered by terminated employees (including for loss of earnings and/or benefits) and an order that MedReleaf provide UFCW Canada a reasonable opportunity to make representations respecting the terms and conditions of employment of its members. The UFCW Canada has also challenged the constitutionality of the AEPA arguing that, among other things, it fails to provide a meaningful right for employees subject to the AEPA to bargain collectively.

No assurance can be given that the decision by the AFRAA Tribunal will be favourable to the Company or that the outcome of the application will not adversely impact the Company’s reputation and results of operations.

If the AFRAA Tribunal decides in favour of the Company, no assurance can be given that there will not occur any further attempts to organize all or part of the Company’s employees. Although the AEPA does not require an employer to enter into a collective agreement with any employees’ association, employers are required to give an employees’ association (which may be represented by a union) a reasonable opportunity to make representations respecting the terms and conditions of employment of one or more of its members.

Licensed Producers, including MedReleaf, are constrained by law in their ability to market their products

The development of the Company’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by Health Canada. The regulatory environment in Canada limits the Company’s ability to compete for market share in a manner similar to other industries. If the Company is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, the Company’s sales and operating results could be adversely affected.

Tax and accounting requirements may change in ways that are unforeseen to the Company and the Company may face difficulty or be unable to implement and/or comply with any such changes

The Company is subject to numerous tax and accounting requirements, and changes in existing accounting or taxation rules or practices, or varying interpretations of current rules or practices, could have a significant adverse effect on the Company’s financial results, the manner in which it conducts its business or the marketability of any of its products. In the future, the geographic scope of the Company’s business may expand, and such expansion will require the Company to comply with the tax laws and regulations of multiple jurisdictions. Requirements as to taxation vary substantially among jurisdictions. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject the Company to penalties and fees in the future if the Company were to inadvertently fail to comply. In the event the Company was to inadvertently fail to comply with applicable tax laws, this could have a material adverse effect on the business, results of operations and financial condition of the Company.

On March 27, 2018, the Federal government of Canada introduced the Budget Implementation Bill, 2018, No. 1, (amendments to the Excise Act, 2001 cannabis taxation), which proposed to implement a new framework for the taxation of cannabis, the majority of which had been previously published for consultation on November 10, 2017, with some modifications. The proposed rules would effectively place cannabis producers within the existing rules that currently apply excise duties on tobacco, wine and spirits producers under the Excise Act, 2001 (Canada), with modifications as applicable. These rules include a new tax licensing regime for cannabis producers, stamping and marking rules, ongoing reporting requirements, and applicable excise duties payable by licensed cannabis producers on both recreational cannabis products, in additional to goods and services tax/harmonized sales tax. The cannabis excise duty framework is proposed to generally come into force on the date that legal cannabis for non-medical purposes becomes accessible for retail sale under the proposed Cannabis Act. The government has indicated that the implementation date may be postponed to the autumn of 2018. The rates of the excise duty for cannabis products delivered in each province and territory and relevant exemptions from the excise tax are still subject to some uncertainty, and will only become known with precision when the law and regulations come into force.

There can be no certainty that the Arrangement will be completed

As more particularly described under “General Development of the Business – Developments Subsequent to the Financial Year-ended March 31, 2018”, the Company has entered into the Arrangement Agreement with Aurora, pursuant to which Aurora will acquire all of the outstanding Common Shares. Completion of the Arrangement is subject to certain conditions that may be outside the control of the Company, including without limitation, the requisite approvals of the Company’s and Aurora’s shareholders, the receipt of court and regulatory approvals, approval of the TSX and required third party approvals. There can be no assurance that these conditions will be satisfied or that the Arrangement will be completed as currently contemplated, or at all.

If the Arrangement is not completed, the market price of the Common Shares may decline and its business may suffer. In addition, MedReleaf will remain liable for significant consulting, accounting and legal costs relating to the Arrangement and will not realize anticipated synergies, growth opportunities and other benefits of the Arrangement. If the Arrangement is delayed, the achievement of synergies and the realization of growth opportunities could be delayed and may not be available to the same extent as anticipated. Additionally, if the Arrangement Agreement is terminated in certain circumstances, the Company would be required to pay a termination fee of $80,000,000 in addition to $15,000,000 as reimbursement of certain expenses of Aurora, which could have an adverse effect on the Company’s financial position. These potential payment obligations may also discourage other parties from attempting to acquire Common Shares, even if they might be willing to offer greater value than that offered under the Arrangement.

In addition, since the completion of the Arrangement is subject to uncertainty, officers and employees of the Company may experience uncertainty about their future roles with the Company. This may adversely affect the Company’s ability to attract or retain key management and personnel in the period until the Arrangement is completed or terminated.

If the Arrangement is completed, the integration of Aurora and the Company may not occur as planned

The Arrangement Agreement has been entered into with the expectation that its successful completion will result in enhanced production capacity, increased earnings and cost savings by taking advantage of operating and other synergies to be realized from the consolidation of Aurora and the Company and enhanced growth opportunities for the combined company. These anticipated benefits will depend in part on whether Aurora and the Company’s operations can be integrated in an efficient and effective manner. Most operational and strategic decisions and certain staffing decisions with respect to the combined company have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, and the loss of key employees. The performance of operations acquired from the Company in the Arrangement after completion of the Arrangement could be adversely affected if the combined company cannot retain key employees to assist in the integration and operation of the Company and Aurora. As a result of these factors, it is possible that the cost reductions and synergies expected from the combination of Aurora and the Company will not be realized.

Risks Related to Ownership of Common Shares

The price of the Common Shares in public markets may experience significant fluctuations

The market price for Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control, including the following: (i) actual or anticipated fluctuations in the Company’s quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to the Company; (iv) addition or departure of the Company’s executive officers and other key personnel; (v) release or expiration of lock-up or other transfer restrictions on Common Shares; (vi) sales or perceived sales of Common Shares; (vii) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Company or its competitors; and (viii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in the Company’s industry or target markets.

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of public entities and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of the Common Shares may decline even if the Company’s operating results or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of the Company’s environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to satisfy such criteria may result in limited or no investment in the Common Shares by those institutions, which could materially adversely affect the trading price of the Common Shares. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, there could be a material adverse effect on the Company’s business, financial condition and results of operations, as well as the trading price of the Common Shares.

Holders of Common Shares may be subject to dilution resulting from future offerings of Common Shares by the Company

If the Arrangement is not completed for any reason, MedReleaf may in the future raise additional funds by issuing equity securities. Holders of Common Shares will have no pre-emptive rights in connection with such further issues. The Board of Directors has the discretion to determine if an issuance of Common Shares is warranted, the price at which such issuance is effected and the other terms of issue of Common Shares. Such additional equity issuances could, depending on the price at which such securities are issued, substantially dilute the interests of the holders of Common Shares.

It is not anticipated that any dividend will be paid to holders of Common Shares for the foreseeable future

No dividends on the Common Shares have been paid to date. The Company anticipates that, for the foreseeable future, it will retain future earnings and other cash resources for the operation and development of its business. Payment of any future dividends will be at the discretion of the Board of Directors after taking into account many factors, including the Company’s earnings, operating results, financial condition, current and anticipated cash needs, and restrictions in financing agreements.

Significant holders of the Common Shares, may seek to sell all or a portion of their shareholdings in the future, which could reduce the market price of the Common Shares

Sales of a substantial number of Common Shares in the public market could occur at any time. These sales, or the market perception that the holders of a large number of Common Shares intend to sell Common Shares, could significantly reduce the market price of the Common Shares. The Company cannot predict the effect, if any, that future public sales of its outstanding securities or the availability of its outstanding securities for sale will have on the market price of the Common Shares. If the market price of the Common Shares were to drop as a result, this might impede the Company’s ability to raise additional capital and might cause remaining holders of Common Shares to lose all or part of their investments.

Holders of options to purchase Common Shares will have an immediate income inclusion for tax purposes when they exercise their options (that is, tax is not deferred until they sell the underlying Common Shares). As a result, these holders may need to sell Common Shares purchased on the exercise of options in the same year that they exercise their options. This might result in a greater number of Common Shares being sold in the public market, and fewer long-term holdings of Common Shares by management of the Company and other employees.

DIVIDENDS

MedReleaf has not paid dividends since the date of its incorporation and it does not expect to pay dividends in the near future. The Board of Directors will determine if and when dividends should be declared and paid in the future and any such determination will be based on the Company’s financial position, business environment, operating results, capital requirements, any contractual restrictions on the payment of dividends and any other factors that the Board may deem relevant at the time.

DESCRIPTION OF CAPITAL STRUCTURE

As of the date hereof, the authorized capital of the Company consists of: (i) an unlimited number of Common Shares of which 101,329,195 Common Shares are issued and outstanding; and (ii) 3,997.34 Class B Shares, all of which were issued and, on March 23, 2018, converted into 464,054 Common Shares in accordance with their terms. No additional Class B Shares may be issued.

The holders of the Common Shares are entitled to receive notice of, attend and vote, on the basis of one vote in respect of each Common Share held, at all meetings of holders of shares. The holders of the Common Shares are entitled to receive any dividends declared by the Board in respect of the Common Shares. The holders of the Common Shares are entitled to receive, on a pro rata basis, the Company’s remaining property and assets available for distribution upon the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

The Company adopted an incentive stock option plan (the “Stock Option Plan”) under which options may be granted to employees, officers, and consultants, enabling them to acquire Common Shares. In addition, prior to the completion of the IPO, the Company had granted options to purchase Common Shares to certain officers and employees pursuant to option agreements (the “Legacy Option Agreements”). The maximum number of Common Shares available for issuance under the Stock Option Plan and all other security-based compensation arrangements (including the Legacy Option Agreements) at any given time cannot exceed 10% of the issued and outstanding Common Shares. As of the date hereof, there are options outstanding under the Stock Option Plan and the Legacy Option Agreements to purchase, in aggregate, up to 5,918,871 Common Shares.

In addition, the Company has Warrants outstanding to purchase an aggregate of 2,875,000 Common Shares at an exercise price of $34.50 per Common Share.

MARKET FOR SECURITIES

The outstanding Common Shares are traded on the TSX under the trading symbol “LEAF” and began trading on June 7, 2017. Prior to June 7, 2017, no securities of the Company were traded or quoted on a Canadian marketplace. The following table sets out the price range (monthly high and low prices) and monthly trading volumes of the Common Shares on the TSX for the period beginning June 7, 2017 to the close of the financial year ended March 31, 2018.

Period	High	Low	Volume
March 2018	$21.07	$16.70	6,667,060
February 2018	$22.50	$14.75	13,240,560
January 2018	$31.25	$18.60	24,175,250
December 2017	$22.79	$14.81	11,296,320
November 2017	$18.90	$12.68	9,982,998
October 2017	$13.30	$9.08	3,789,578
September 2017	$9.45	$7.80	1,715,839
August 2017	$8.30	$7.45	1,081,604
July 2017	$8.74	$7.80	861,506
June (7-30)	$9.65	$6.81	6,448,849

PRIOR SALES

The following table summarizes issuances of securities that are not listed or quoted on a marketplace during the financial year ended March 31, 2018.

		Number of Securities		Issuance / Exercise
Date of Issuance	Type of Security	Issued		Price per Security
February 15. 2018	Options to acquire Common Shares	369,000		$19.46
February 1, 2018	Warrants	375,000	(1)	$34.50
January 31, 2018	Warrants	2,500,000	(1)	$34.50
November 16, 2017	Options to acquire Common Shares	272,500		$17.09
August 10, 2017	Options to acquire Common Shares	124,827		$9,50
June 7, 2017	Options to acquire Common Shares	4,229,716	(2)	$9.50

Notes:

(1)	Issued pursuant to the January 2018 Offering.
(2)	Represents options to purchase Common Shares granted on the closing of the IPO.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO RESTRICTION ON TRANSFER

The following table sets out the number of securities of each class of securities of the Company that, to the knowledge of the Company, are held in escrow or subject to a contractual restriction on transfer, and the percentage that number represents of the outstanding securities of that class as of the date of this Annual Information Form.

	Number of Securities Held in Escrow
Designation of	or that are Subject to a Contractual		Percentage of
Class	Restriction on Transfer(1)		Class(1)
Common Shares	488,313	(2)	4.8%
Common Shares	59,165,006	(3)	58.4%

Notes:

(1)	Based on 101.329.195 Common Shares issued and outstanding as of the date hereof.
(2)

These shares were issued by the Company to a counterparty as partial consideration for the acquisition by the Company of certain assets and are subject to a contractual restriction on transfer, of which: (a) 244,157 Common Shares cannot be transferred until after December 8, 2018; and (b) the remaining 244,156 Common Shares cannot be transferred until after June 8, 2019.

(3)

In connection with the Arrangement Agreement, Aurora entered into voting agreements (the “Voting Agreements”) with certain shareholders, directors and officers of the Company (the “Locked-up Persons”) pursuant to which the Locked-up Persons agreed to vote in favour of the Arrangement. The Voting Agreements also, among other things, requires the Locked-up Persons to deliver proxies to MedReleaf in connection with the meeting of MedReleaf shareholders to approve the Arrangement, prohibits the Locked-up Persons from exercising dissent rights in connection with the Arrangement or contest the approval of the Arrangement, prohibits the Locked-up Persons from taking actions that could adversely affect the success of the Arrangement, prohibits the Locked-up Persons from taking actions regarding an alternative acquisition proposal to the Arrangement, and impose a contractual hold period on any securities of MedReleaf held by the Locked-up Persons other than pursuant to the Arrangement Agreement or the Voting Agreements, provided that any sales must be made in an orderly fashion as market conditions permit, such restriction expiring upon the earlier of the termination of the Voting Agreements and the obtaining of a final order from the Ontario Superior Court of Justice (Commercial List) in respect of the Arrangement.

DIRECTORS AND OFFICERS

The following table sets out information regarding our directors and executive officers as at the date hereof. The Company’s directors are elected annually and all of them are expected to hold office until the earlier of the completion of the Arrangement (following which it is expected that MedReleaf directors Norma Beauchamp and Ronald Funk will be appointed to the board of directors of Aurora) and the next annual meeting of holders of Common Shares, at which time they may be re-elected or replaced.

Name and Place of		Date First	Principal Occupation(s)
Residence	Position(s)/Title	Became a Director	for the Past Five Years
Board of Directors

Norma Beauchamp(1)(2) Ontario, Canada	Director	June 7, 2017	President and Chief Executive Officer of Cystic Fibrosis Canada; formerly Head of MS Patient-Centered Care at Sanofi Canada

Neil Closner(3) Ontario, Canada	Director and Chief Executive Officer	February 28, 2013	Chief Executive Officer of the Company; formerly a consultant

Ronald Funk(1)(3)	Director	June 7, 2017	Consultant
Ontario, Canada

Deborah Rosati(1)(2)	Director	June 7, 2017	Corporate Director and Consultant
Ontario, Canada

Lloyd M. Segal(2)(3) Quebec, Canada	Director and Chairman of the Board	June 7, 2017	President & CEO, Repare Therapeutics; Entrepreneur-in-residence at Versant Ventures; managing partner of Persistence Capital Partners; Corporate Director

Name and Place of		Date First	Principal Occupation(s)
Residence	Position(s)/Title	Became a Director	for the Past Five Years
Executive Officers (excluding Neil Closner already listed above)

Angelo Fefekos Ontario, Canada	Senior Vice- President, Clinical Affairs and Quality Compliance	N/A	Senior Vice-President, Clinical Affairs and Quality Control of the Company, formerly Vice-President, Clinical Affairs and Quality Control of the Company. Prior to joining the Company, Mr. Fefekos was a Manager at Mount Sinai Hospital

Igor Gimelshtein Ontario, Canada	Chief Financial Officer and Corporate Secretary	N/A	Chief Financial Officer and Corporate Secretary of the Company; formerly Vice- President at Birch Hill Equity Partners Management Inc.

Darren Karasiuk Ontario, Canada	Senior Vice President/General Manager, Recreational	N/A	Senior Vice President/General Manager, Recreational of the Company; formerly Vice-President, Strategy of the Company. Prior to working with the Company, Mr. Karasiuk was Vice-President, Insight & Advisory at Deloitte and prior to that Vice-President, Strategy, Corporate and Public Affairs at Environics Research

Ivan Latysh Ontario, Canada	Vice-President, Information Technology	N/A	Vice-President, Information Technology of the Company; formerly Director of Technology at Sapient Canada and prior to that Principal Software Engineer at Infor Canada

Notes:

(1)	Member of the Audit Committee.
(2)	Member of the Corporate Governance and Compensation Committee. (3) Member of the Quality, Safety, Health and Public Policy Committee.

The directors and executive officers (as a group) beneficially own, or exercise control or direction over, a total of 4,767,767 Common Shares, representing approximately 4.71% of the total outstanding Common Shares on the date hereof.

Applicable corporate law permits the Board of Directors to appoint directors to fill any casual vacancies that may occur. The Board of Directors is permitted to add additional directors between successive annual meetings of holders of Common Shares so long as the number appointed does not exceed more than one-third of the number of directors appointed at the previous annual meeting. Individuals appointed as directors to fill casual vacancies on the Board of Directors or added as additional directors hold office like any other director until the next annual meeting at which time they may be re-elected or replaced.

Biographies

The following is a brief biography of each of the individuals who comprise our directors and executive officers:

Non-Executive Directors

Norma Beauchamp, Director

Norma Beauchamp is the President and Chief Executive Officer of Cystic Fibrosis Canada, as well as director of Acerus Pharmaceuticals Corporation, where she is a member of both the audit and corporate governance and nominating committees. Ms. Beauchamp brings over three decades of experience in the corporate and non-profit sectors to her role with the Company, having held senior leadership positions in Canada and Germany, including executive positions at Bayer, Sanofi, and the Canadian Foundation for Women’s Health. Ms. Beauchamp has served on the boards of St. Joseph’s Health Centre Foundation, Providence Healthcare Foundation and the Breast Cancer Society of Canada. Throughout her career she has been a patient advocate, working with patient and healthcare organizations to enhance access to care. Ms. Beauchamp has completed the University of Toronto’s Rotman School of Management Directors Education Program (ICD.D), and holds a Bachelor of Business Administration in Marketing from Bishop’s University.

Ronald Funk, Director

Ronald Funk brings over 30 years of experience in business and consulting to his role with the Company. Since 2009, he has managed his own consulting practice, working with clients on acquisitions, restructurings, strategy development and government relations. Mr. Funk has worked on projects in various locations around the world, with clients engaged in a range of industries, including heavily regulated consumer products such as tobacco, alcohol, and food products. Other industries in which he has consulted include retail, advanced data analytics, gaming, and real estate development. Before opening his consulting practice, Mr. Funk was employed for approximately 30 years by Rothmans, Benson & Hedges Inc., serving in various roles and capacities, including Vice President of Sales, Human Resources, Corporate Affairs and Competitive Improvement. In these senior roles, he developed and executed a number of strategies that resulted in material growth in both market share and profitability. Mr. Funk currently serves as an independent director of Carey Management Inc., a privately held business that owns Canada’s largest independent wholesale distributor. Mr. Funk has also served as the Chairman of the Ontario Convenience Stores Association and Treasurer of the Canadian Convenience Stores Association. Mr. Funk holds a Kellogg-Schulich MBA from the Kellogg School of Management and the Schulich School of Business.

Deborah Rosati, Director

Deborah Rosati brings over 30 years of experience in technology, consumer, retail, private equity, and venture capital spaces to her role with the Company. Ms. Rosati has extensive knowledge and experience as a corporate director, particularly in the areas of financial and enterprise risk management, corporate strategy, transformational changes, mergers and acquisitions, corporate governance, and CEO and board succession planning. Currently, Ms. Rosati serves as a director and chair of the nominating and corporate governance committee for Sears Canada Inc. (TSX:SCC), and director and chair of the audit committee for NexJ Systems Inc. (TSX: NXJ). She is also a co-founder and CEO of Women Get On Board, a leading member-based company that connects, promotes, and empowers women to corporate boards. She has been recognized as a Diversity 50 candidate in 2014, and as one of WXN’s Top 100 Canada’s Most Powerful Women in the corporate director award category in 2012. Ms. Rosati’s community engagements include serving as a member of the Adrenalys Advisory Council and the Advisory Council at the Goodman School of Business at Brock University, from which she holds an HBA in business administration. Ms. Rosati became a Certified Director in 2008 (ICD.D) and has been a Chartered Professional Accountant (CPA) for over 30 years. In 2009, she was named as a Fellow Chartered Professional Accountant (FCPA).

Lloyd M. Segal, Director, Chairman

Lloyd M. Segal is President & CEO of Repare Therapeutics, a cancer drug development company, and also serves as an Entrepreneur-in-residence at Versant Ventures, a leading global healthcare venture capital firm. Previously, Mr. Segal was a managing partner of Persistence Capital Partners and a director of Biovail Inc. and, subsequently, Valeant Pharmaceuticals International from 2007-2014. In 2013, Mr. Segal was honored by the Financial Times as Outstanding Director of the Year. Mr. Segal also serves on the board of The GBC American Growth Fund Inc. He has previously served as a director of several public and private corporations in the U.S. and Canada, and has served as CEO of public and private healthcare companies. He served as CEO of Thallion Pharmaceuticals, sold to Bellus Health in 2013; as founding CEO of Caprion Pharmaceuticals (now Caprion Biosciences), a leading healthcare CRO; and CEO of Advanced Bioconcept, an early innovator in the development and sale of novel discovery tools for life science research, which was sold to NEN Life Sciences Products (now PerkinElmer Inc.) in 1998. Mr. Segal holds a BA from Brandeis University and an MBA from Harvard Business School.

Executive Director

Neil Closner, Chief Executive Officer and Director

Neil Closner has been a key driver of the Company’s growth and vision. His responsibilities include oversight of all general management for the organization, strategic leadership on growth opportunities and fostering an entrepreneurial spirit throughout the Company. Mr. Closner brings two decades of start-up, technology and health care experience to the MedReleaf team. Previously, he was a member of the senior leadership team at Toronto’s Mount Sinai Hospital where he served as Vice-President of Business Development. Mr. Closner began his career as a health-care focused investment banker with Salomon Smith Barney (now Citigroup) and has also served as the founder, Chief Executive Officer or on the board of directors for more than half a dozen technology and health-care related start-up companies. Mr. Closner is the former Chairman of the Board of the Cannabis Canada Association (now Cannabis Canada Council), the national trade association of Canada’s Licensed Producers and was a Finalist for the 2017 Ernst & Young Entrepreneur of the Year. He also sits on the board of directors of Technion Canada. Mr. Closner studied economics at the London School of Economics and Political Science in London, England, and holds a BA from McGill University and an MBA from The Wharton School at the University of Pennsylvania.

Executive Officers

Angelo Fefekos, Senior Vice-President, Clinical Affairs and Quality Compliance

Angelo Fefekos is responsible for the development, implementation and oversight of the Company’s quality assurance and control systems and processes, regulatory compliance, as well as the development and design of new cannabis products. Mr. Fefekos also oversees the design and management of clinical trials, which meet standards of excellence for ethics, scientific merit and regulatory compliance. Mr. Fefekos brings over a decade of healthcare experience in quality assurance, laboratory technology and clinical management skills to the Company. Prior to joining MedReleaf, Mr. Fefekos managed a team of 40 scientific staff in the Division of Diagnostic Medical Genetics at Mount Sinai Hospital in Toronto. In this role, he was responsible for all aspects of the division’s diagnostic operations. While at Mount Sinai, Mr. Fefekos also managed Allograft Technologies, one of Canada’s largest tissue banks, and was responsible for the redesign and implementation of protocols related to the recovery, processing, distribution, sterility assurance and post-market surveillance activities of transplanted human tissues. Throughout Mr. Fefeko’s career, he has developed and implemented standardized workflow processes designed to increase patient safety. Mr. Fefekos has extensive knowledge and experience with accreditation and regulatory requirements in the production of health products, medical laboratory testing and health services. Mr. Fefekos is a member of the College of Medical Laboratory Technologists of Ontario and holds an MBA from Athabasca University.

Igor Gimelshtein, Chief Financial Officer and Corporate Secretary

Igor Gimelshtein provides leadership on financial matters, including capital structure, forecasting, budgeting and reporting, as well as corporate development and data-driven business optimization. Previously, he was a Vice-President at Birch Hill Equity Partners, a Canadian mid-market private equity firm. While at Birch Hill, Mr. Gimelshtein worked on the development and management of a number of the portfolio companies and potential investments across a wide range of industries, each of which was aimed at generating significant growth and value-creation. Mr. Gimelshtein played a key role in Birch Hill’s investments in companies such as Softchoice, Shred-it, DHX Media (formerly Cookie Jar Entertainment), Carmanah Design and Manufacturing, and Mastermind Toys. Prior to joining Birch Hill, Mr. Gimelshtein worked in San Francisco and New York for Union Square Advisors as an investment banker focused on the technology sector. At Union Square he evaluated and executed mergers and acquisitions and financing transactions across the software, internet and digital media, and hardware sectors. Mr. Gimelshtein is an active philanthropist, spending the majority of his volunteer time working with the executive team and board of directors of the Toronto Foundation on various initiatives. Mr. Gimelshtein holds an HBA (Ivey Scholar) from the Richard Ivey School of Business at Western University.

Darren Karasiuk, Senior Vice-President/General Manager, Recreational

Darren Karasiuk is responsible for business development and preparing the Company for the potential introduction of a recreational cannabis market in Canada, while ensuring that MedReleaf’s business strategy and growth plan is founded in industry-leading analytics and data-driven insights. Mr. Karasiuk brings over 15 years of insight generation, marketing strategy and public affairs experience to his role. Prior to joining MedReleaf, Mr. Karasiuk was Vice-President, Insights and Advisory at Deloitte where he was a leader in the firm’s cannabis practice, co-authoring the firm’s seminal study, “Recreational Marijuana: Insights and Opportunities”. Previously, Mr. Karasiuk was Vice-President, Strategy, Corporate and Public Affairs at Environics Research, where he conducted many of Canada’s earliest studies on pharmacist and physician perceptions of medical cannabis. He has also been the Canadian associate for the Marijuana Policy Group, a leading Denver-based economic and policy consulting firm specializing in helping to shape regulated medical and recreational cannabis markets. Mr. Karasiuk’s advisory experience has focused largely on the integration of consumer and marketplace data, financial modeling, corporate strategy and behavioural science, with a view to uncovering drivers of consumer behaviour and uncovering hidden market segments, as well as informing price, brand, product portfolio, communications and public affairs strategies. Mr. Karasiuk is also experienced working within highly regulated industries including private and public healthcare, pharma, tobacco, consumer packaged goods, and energy, as well as all three levels of government. Mr. Karasiuk holds an MA from Western University and an MBA from Kellogg-Schulich.

Ivan Latysh, Vice-President, Information Technology

Ivan Latysh has over 30 years of experience in information technology across multiple verticals and provides leadership for the continued development of an innovative, robust and secure information technology environment at MedReleaf. Prior to joining the Company, Mr. Latysh held a number of senior positions within the marketing and professional services industries. Most recently, he was Director of Technology at Sapient Nitro, a leading technology, marketing and insights consultancy. At Sapient-Nitro, Mr. Latysh acted as a delivery lead for e-commerce implementations for some of North America’s most well-known retail brands. Previously, Mr. Latysh was Principal Software Engineer at Infor and Chief Technology Officer at RefineData Solutions Inc. This experience has provided Mr. Latysh with a deep understanding of various technical environments, information security and software development methodologies. Throughout his career, Mr. Latysh has also effectively managed and led software development initiatives. Mr. Latysh holds an MA in Electronics Engineering and Computer Programming from Dnepropetrovsk State University, Ukraine.

Corporate Cease Trade Orders

To the Company’s knowledge, no director or executive officer (nor any personal holding company of any of such individuals) is, as at the date of the Annual Information Form, or was within 10 years before the date of the Annual Information Form, a director, chief executive officer or chief financial officer of any company (including the Company) that:

(a)	was subject to a cease trade order or similar order or an order that denied the company access to any statutory exemptions, that was in effect for a period of more than 30 consecutive days; or

(b)

was subject to a cease trade order or similar order or an order that denied the company access to any statutory exemptions, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Bankruptcies

To the Company’s knowledge, other than as set out below, no director or executive officer (nor any personal holding company of any of such individuals) or shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(a)

is, as at the date of the Annual Information Form, or has been within the 10 years before the date of the Annual Information Form, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)

has, within the 10 years before the date of the Annual Information Form, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold assets of the director, executive officer or shareholder.

Deborah Rosati is a director of Sears Canada Inc. which applied for and, on June 22, 2017, obtained an initial order from the Ontario Superior Court of Justice (Commercial List) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) providing for, among other things, a stay of proceedings in favour of Sears Canada Inc. and certain of its subsidiaries, for an initial period of 30-days, and appointing FTI Consulting Canada Inc. as monitor. FTI Consulting Canada Inc.’s responsibilities are prescribed by the CCAA and the court’s order, and include monitoring Sears Canada Inc.’s restructuring initiatives and reporting to the court on the progress of the CCAA proceedings. The CCAA proceedings of Sears Canada Inc. are ongoing and the stay of proceedings was most recently extended until July 31, 2018.

Penalties or Sanctions

To the Company’s knowledge, no director or executive officer or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company (nor any personal holding company of any of such individuals), has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

The members of the Board of Directors are required by law to act honestly and in good faith with a view to the best interests of the Company and to disclose any interests, which they may have in any project or opportunity of the Company. If a conflict of interest arises at a meeting of the Board of Directors, any director in a conflict is required to disclose his or her interest and abstain from voting on such matter.

Other than disclosed herein, there are no known existing or potential conflicts of interest among the Company, its directors and officers or other members of management of the Company as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies. See “Risk Factors”.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Except as described below, the Company is not aware of: (a) any legal proceedings to which the Company is a party, or by which any of the Company’s property is subject, which would be material to the Company and the Company is not aware of any such proceedings being contemplated; (b) any penalties or sanctions imposed by a court relating to securities legislation, or other penalties or sanctions imposed by a court or regulatory body against the Company during the most recently completed financial year or that would otherwise likely be considered important to a reasonable investor making an investment decision; and (c) any settlement agreements that the Company has entered into before a court relating to securities legislation or with a securities regulatory authority.

The Company is, from time to time, involved in legal proceedings of a nature considered normal to its business. In addition, the Company is currently engaged in a dispute before the AFRAA Tribunal in connection with an unsuccessful unionization effort by UFCW Canada at the Markham Facility. In 2015, UFCW Canada filed applications for union certification before the Ontario Labour Relations Board (the “OLRB”) and the Canada Industrial Relations Board (the “CIRB”). The OLRB ordered that a vote of employees be held, which received a majority of votes against unionization. The OLRB also found that it lacked jurisdiction to consider the UFCW Canada’s application for certification because the Company is not governed by the Labour Relations Act (Ontario) and is instead governed by the AEPA. UFCW Canada’s application for certification to the CIRB was similarly dismissed on the basis that the CIRB lacked jurisdiction. UFCW Canada subsequently initiated the current complaint before the AFRAA Tribunal, which includes a challenge of the constitutionality of the AEPA.

MedReleaf believes that the ultimate amount of liability, if any, for any pending claims of any type (either alone or combined, and including the application before the AFRAA Tribunal) will not materially affect its financial position or results of operations. However, the ultimate outcome of any litigation is uncertain and, regardless of outcome, litigation can have an adverse impact on the Company’s business because of defence costs, negative publicity, diversion of management resources and other factors. See “Risk Factors”.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Annual Information Form or in the financial statements of the Company for the financial year ended March 31, 2018, none of the directors or executive officers of the Company, nor any person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10% of any class or series of the Company’s outstanding voting securities, nor any associate or affiliate of the foregoing persons, has or has had any material interest, direct or indirect, in any transaction within the three years prior to the date of this Annual Information Form that has materially affected or is reasonably expected to materially affect the Company or its subsidiaries.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares and the Warrants is TSX Trust Company of Canada at its offices in Toronto, Ontario.

MATERIAL CONTRACTS

Except for contracts made in the ordinary course of business, the following are the only material contracts entered into by the Company to the date hereof which are currently in effect and considered to be currently material:

1.	the MedReleaf Licences;

2.	the Credit Agreement;

3.	the Markham Lease;

4.	the Warrant Indenture; and

5.	the Arrangement Agreement.

The material contracts described above are available on the Company’s SEDAR profile at www.sedar.com. Any summaries of such material contracts in this Annual Information Form are qualified in their entirety by reference to the express terms of the material contract.

AUDIT COMMITTEE INFORMATION

The Audit Committee is currently comprised of Deborah Rosati (Chair), Norma Beauchamp, and Ronald Funk, each of whom are “independent” and “financially literate” within the meaning of National Instrument 52-110—Audit Committees (“NI 52-110”). Each member of the Audit Committee has an understanding of the accounting principles used to prepare MedReleaf’s financial statements, experience preparing, auditing, analyzing or evaluating comparable financial statements and experience as to the general application of relevant accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting. For more information about the relevant education and experience of each member of the Audit Committee, see “Directors and Officers – Biographies”.

During the most recently completed financial year but prior to the completion of the IPO, Neil Closner was a member of the Audit Committee. Neil Closner was not “independent” within the meaning of NI 52-110, however the Company relied on the exemption set forth in Section 3.2 of NI 52-110 in respect of the membership of Neil Closner on the Audit Committee. The current Audit Committee was constituted upon completion of the IPO.

The role of the Audit Committee is to assist the Board in fulfilling its financial oversight obligations, including the responsibility: (i) to assist the Board in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; (ii) to review the Company’s financial reports and other financial information, disclosure controls and procedures and internal accounting and financial controls; (iii) to oversee the work of the external auditor in preparing or issuing an audit report or related work, monitor the independence of the external auditor and pre-approve all auditing services and permitted non-audit services provided by the external auditor; and (iv) to serve as an independent and objective party to monitor the Company’s financial reporting processes and internal control systems. A copy of the charter of the Audit Committee is attached as Appendix “A” to this Annual Information Form.

Pre-Approval Policies and Procedures

The Audit Committee charter includes responsibilities regarding the provision of non-audit services by MedReleaf’s external auditors. This policy encourages consideration of whether the provision of services other than audit services is compatible with maintaining the auditor’s independence and requires Audit Committee pre approval of permitted audit and audit-related services.

External Auditor Service Fees

Fees billed by KPMG LLP in the years ended March 31, 2018 and 2017 were approximately $467,500 and $195,000 respectively, as detailed below. “Audit fees” refers to the aggregate fees billed by the external auditor for audit services. “Audit related fees” refers to aggregate fees billed for assurance and related services by the Company’s external auditor that are reasonably related to the performance of the audit or review of the Financial Statements and not reported under Audit Fees including the review of interim filings and travel related expenses for the annual audit. “Tax fees” includes fees for professional services rendered by the external auditor for tax compliance, tax advice, and tax planning. “All other fees” includes all fees billed by the external auditors for services not covered in the other three categories.

	Year	Year
	ended	ended
	March 31,	March 31,
	2018	2017
Audit fees	316,000	$180,000
Audit-related fees	132,000	—
Tax fees	19,500	$15,000
All other fees	—	—

Total	$467,500	$195,000

INTERESTS OF EXPERTS

KPMG LLP are the external auditors of the Company and have confirmed that they are independent of the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario (registered name of the Institute of Chartered Accountants of Ontario).

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com. Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, will be contained in the Company’s management information circular in connection with its next annual meeting of shareholders at which directors are to be elected. Additional financial information is also provided in the Company’s financial statements and related management’s discussion and analysis for the financial year ended March 31, 2018.

GLOSSARY

This glossary defines certain business, industry, technical and legal terms used in this Annual Information Form for the convenience of the reader. It is not a comprehensive list of all defined terms used in this Annual Information Form.

“AEPA” means the Agricultural Employees Protection Act, 2002 (Ontario).

“AFRAA Tribunal” means the Agricultural, Food and Rural Affairs Appeal Tribunal of Ontario.

“Arrangement” has the meaning given to such term under “General Development of the Business – Developments Subsequent to the Financial Year ended March 31, 2018”.

“Arrangement Agreement” has the meaning given to such term under “General Development of the Business – Developments Subsequent to the Financial Year ended March 31, 2018”.

“Aurora” has the meaning given to such term under “General Development of the Business – Developments Subsequent to the Financial Year ended March 31, 2018”.

“Board of Directors” or “Board” means the board of directors of the Company.

“Bradford Facility” has the meaning given to such term under “General Development of the Business – Developments during the Financial Year ended March 31, 2017”.

“Bradford Licence” has the meaning given to such term under “General Development of the Business – Developments during the Financial Year ended March 31, 2018”.

“cannabis” means cannabis, its preparations and derivatives, as set out in item 1 of Schedule II to the Controlled Drugs and Substances Act (Canada).

“Cannabis Act” means An Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and other Acts.

“cannabis oil” means an oil, in liquid form at room temperature of 22 ±2°C, that contains cannabis in its natural form.

“Capital Reorganization” has the meaning given to such term under “Corporate Structure”.

“Class B Shares” has the meaning given to such term under “Corporate Structure”.

“Common Shares” has the meaning given to such term under “Corporate Structure”.

“Credit Agreement” has the meaning given to such term under “General Development of the Business – Developments during the Financial Year ended March 31, 2018”.

“Credit Facilities” has the meaning given to such term under “General Development of the Business – Developments during the Financial Year ended March 31, 2018”.

“December 2017 Offering” has the meaning given to such term under “General Development of the Business – Developments during the Financial Year ended March 31, 2018”.

“dried cannabis” means harvested cannabis that has been subjected to any drying process, but does not include seeds.

“Exeter Property” has the meaning given to such term under “General Development of the Business – Developments Subsequent to the Financial Year ended March 31, 2018”.

“fresh cannabis” means freshly harvested cannabis buds and leaves, but does not include plant material that can be used to propagate cannabis.

“Indica” has the meaning given to such term under “General Development of the Business – Developments during the Financial Year ended March 31, 2017”.

“IPO” has the meaning given to such term under “Corporate Structure”.

“ISO” means the International Organization for Standardization.

“January 2018 Offering” has the meaning given to such term under “General Development of the Business – Developments during the Financial Year ended March 31, 2018”.

“Licensed Producer” means the holder of a licence issued under Section 35 of the ACMPR or any similar licence issued under predecessor legislation.

“Locked-up Persons” has the meaning given to such term under “Escrowed Securities And Securities Subject To Restriction On Transfer”.

“Markham Facility” has the meaning given to such term under “General Development of the Business – Early Developments”.

“Markham Lease” has the meaning given to such term under “Description of the Business – MedReleaf’s Facilities – Markham Facility”.

“Markham Licence” has the meaning given to such term under “Description of the Business – Developments during the Financial Year ended March 31, 2017”.

“medical cannabis product” means any fresh cannabis or dried cannabis and/or cannabis oil that a Licensed Producer is licensed to sell or provide to patients pursuant to, and in accordance with, the ACMPR or any similar predecessor regulations.

“MedReleaf Facilities” has the meaning given to such term under “Description of the Business – Overview”.

“MedReleaf Licences” has the meaning given to such term under “General Development of the Business – Developments during the Financial Year ended March 31, 2018”.

“MMPR” has the meaning given to such term under “General Development of the Business – Early Developments”.

“MMPR Licence” has the meaning given to such term under “General Development of the Business – Early Developments”.

“OBCA” has the meaning given to such term under “Corporate Structure”.

“patient” means a person registered as a “client” with a Licensed Producer under the ACMPR.

“SAQ” has the meaning given to such term under “General Development of the Business – Developments Subsequent to the Financial Year ended March 31, 2018”.

“Security Directive” has the meaning given to such term under “Description of the Business – MedReleaf’s Facilities”.

“Supplemental Licence” has the meaning given to such term under “General Development of the Business – Developments during the Financial Year ended March 31, 2016”.

“Tikun Olam” has the meaning given to such term under “General Development of the Business – Early Developments”.

“TSX” means the Toronto Stock Exchange.

“UFCW Canada” means the United Food and Commercial Workers Union.

“Warrant” has the meaning given to such term under “General Development of the Business Developments during the Financial Year ended March 31, 2018”.

“Warrant Indenture” has the meaning given to such term under “General Development of the Business Developments during the Financial Year ended March 31, 2018”.

Schedule A

AUDIT COMMITTEE CHARTER

1	PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of MedReleaf Corp. (the “Corporation”) is to:

(a)	assist the Board in fulfilling its responsibility to oversee the Corporation’s accounting and financial reporting processes and audits of the Corporation’s financial statements;

(b)	review the Corporation’s financial reports and other financial information, disclosure controls and procedures and internal accounting and financial controls;

(c)	review the Corporation’s financial statements, management’s discussion and analysis and annual and interim profit or loss press releases before public release;

(d)	serve as an independent and objective party to monitor the Corporation’s financial reporting processes and internal control systems;

(e)

recommend to the Board of Directors the appointment of the external auditors, to be approved by the shareholders, compensation, and retention (and where appropriate, replacement) of the external auditors;

(f)

oversee the work of the external auditor in preparing or issuing an audit report or related work, monitor the independence of the external auditor and pre-approve all auditing services and permitted non-audit services provided by the external auditor;

(g)	receive direct reports from the external auditor and resolve any disagreements between management and the external auditor regarding financial reporting;

(h)	review the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Corporation; and

(i)	carry out the specific responsibilities set forth below in furtherance of this stated purpose.

2	COMPOSITION AND TERM

Committee members shall be appointed by the Board, and shall serve at the pleasure of the Board. Any member of the Committee may be removed or replaced at any time by the Board and shall, in any event, cease to be a member of the Committee upon ceasing to be a member of the Board. The Board shall designate one member as chair of the Committee (the “Chair”).

The Committee shall be comprised of three or more directors, each of whom shall be “independent” and “financially literate”, as required by and defined in National Instrument 52-110 Audit Committees (“NI 52-110”), subject to any exceptions permitted under NI 52-110.

3	MANDATE AND RESPONSIBILITIES

The Committee’s role is one of oversight of the integrity of the Corporation’s accounting and financial reporting process, including financial reporting processes, internal controls over financial reporting and disclosure controls procedures. It is recognized that the Corporation’s management is responsible for preparing the financial statements and notes thereto and that the Corporation’s external auditor is ultimately accountable to the Board and the Committee, as representatives of the shareholders and other stakeholders, for providing an audit opinion on the financial statements and notes.

The mandate and responsibilities of the Committee are as follows:

(a)

Appointment of External auditor. The Committee shall have direct responsibility for recommending the appointment, compensation, retention (and where appropriate, replacement), and oversight of the work of any accounting firm selected to be the Corporation’s external auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Corporation, and to review the performance of the external auditors.

(b)

Appointment of Chief Financial Officer and Internal Auditor. The Committee shall participate in the identification of candidates for the positions of Chief Financial Officer and the manager of the Corporation’s internal auditing function, if any, and shall advise management with respect to the decision to hire a particular candidate.

(c)	Disclosure Controls and Procedures. The Committee shall review periodically with management the Corporation’s disclosure controls and procedures.

(d)

Internal Controls. The Committee shall discuss periodically with management and the external auditor the quality and adequacy of the Corporation’s internal controls and internal auditing procedures, if any, including any significant deficiencies in the design or operation of those controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls. The Committee shall also discuss with the external auditor how the Corporation’s financial systems and controls compare with industry practices.

(e)

Accounting Policies. The Committee shall review periodically with management and the external auditor the quality, as well as acceptability, of the Corporation’s accounting policies, and discuss with the external auditor how the Corporation’s accounting policies compare with those in the industry. The Committee shall discuss with the external auditors the quality and not just the acceptability of the Corporation’s accounting principles, including all critical accounting policies and estimates used, any alternate treatment of financial information that have been discussed with management, the ramifications of use of such alternative classifications, recognitions, derecognitions, measurements, presentations and disclosures and treatments and the auditor’s preferred treatment, as well as any other material communications with management.

(f)

Pre-approval of All Audit Services and Permitted Non-Audit Services. The Committee shall approve, in advance, all audit services and all permitted non-audit services to be provided to the Corporation by the external auditor; provided that any non-audit services performed pursuant to an exception to the pre-approval requirement permitted by applicable securities regulators shall not be deemed unauthorized and as permitted under the rules of professional conduct of the Chartered Professional Accountants of Ontario.

(g)	Annual Audit. In connection with the annual audit of the Corporation’s financial statements, the Committee shall:

(i)	request from the external auditor a formal written statement delineating all relationships between the external auditor and the Corporation;

(ii)

discuss with the external auditor any disclosed relationships and their impact on the external auditor’s objectivity and independence, and take appropriate action to oversee the independence of the external auditor;

(iii)	approve the selection, and the terms of the engagement, of the external auditor;

(iv)

review with management and the external auditor the audited financial statements to be filed on the System for Electronic Document Analysis and Retrieval (“SEDAR”) and review and consider with the external auditor the matters required to be discussed under applicable statements of auditing standards;

(v)	perform the procedures set forth under the heading “Financial Reporting Procedures” below with respect to the annual financial statements;

(vi)	review with the Corporation’s counsel, external auditors and management any legal or regulatory matter that could have a significant impact on the Corporation’s financial statements;

(vii)

review and make recommendations with respect to any litigation, claim or contingency that could have a material effect upon the financial position of the Corporation and the appropriateness of the disclosure thereof in the documents reviewed by the Committee; and

(viii)	review with management and the external auditor the Corporation’s critical accounting policies and estimates.

(h)	Financial Reporting Procedures. In connection with the Committee’s review of each reporting of the Corporation’s annual financial information, the Committee shall:

(i)

discuss with the external auditor whether all material correcting adjustments identified (if any) by the external auditor in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board of London, England and adopted by the Canadian Accounting Standards Board, Generally Accepted Auditing Standards of Canada and the rules of the applicable securities regulators, as may be amended from time to time, are reflected in the Corporation’s financial statements;

(ii)	review with the external auditor all material communications between the external auditor and management, such as any management letter or schedule of unadjusted differences (if any);

(iii)

review with management and the external auditor any significant financial or other arrangements of the Corporation which do not appear on the Corporation’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Corporation’s financial statements; and

(iv)	resolve any disagreements, if any, between management and the external auditor regarding financial reporting.

(i)	Insurance Coverage. Review and make recommendation regarding insurance coverage (annually or as may be otherwise appropriate).

(j)	Audit Committee Charter. The Committee shall review and reassess at least annually the adequacy of this Audit Committee Charter and recommend any proposed changes to the Board for approval.

The foregoing responsibilities are set forth as a guide and may be varied and supplemented from time to time as appropriate under the circumstances.

4	MEETINGS AND PROCEDURES

4.1	Meetings

The time at which and the place where the meetings of the Committee shall be held, the calling of meetings and the procedure at such meetings shall be determined by the Chair. The Committee shall meet as many times as it considers necessary to carry out its responsibilities effectively and shall, in any event, meet at least once per quarter.

4.2	Quorum

Unless otherwise determined by the Committee, two or more members of the Committee shall constitute a quorum.

4.3	Attendance

The Committee may invite such officers, directors or employees of the Corporation, external auditors, insurance agents and brokers, financial, technical or legal advisors, or other persons as it sees fit, from time to time, to attend at meetings of the Committee and to assist in the discussion of matters being considered by the Committee.

4.4	Chair

The Chair shall preside at all meetings of the Committee. In the Chair’s absence, or if the position is vacant, the Committee may select another member as Chair. The Chair will have the right to exercise all powers of the Committee between meetings but will attempt to involve all other members as appropriate prior to the exercise of any powers and will, in any event, advise all other members of any decisions made or powers exercised. In case of an equality of votes on any matter voted on by the Committee, the Chair shall have a second casting vote.

4.5	Decisions

Decisions of the Committee shall be evidenced by resolutions passed at meetings of the Committee and recorded in the minutes of such meetings or by an instrument in writing signed by all of the members of the Committee.

4.6	Secretary and Minutes

The Chair shall appoint a secretary for each meeting to keep minutes of such meeting. The minutes of the Committee will be in writing and duly entered into the books of the Corporation. The minutes of the Committee will be circulated to all members of the Board, redacted as may be determined necessary by the Chair to remove any sensitive personnel information not otherwise material to the Board.

4.7	Authority to Engage Advisors

The Committee shall have the authority to engage, at the expense of the Corporation, such outside advisors as it determines necessary or advisable to carry out its duties, including legal, financial, tax, technical and accounting advisors, and establish the compensation of such advisors.

4.8	Reporting to the Board

The Committee shall report to the Board on such matters and questions relating to the mandate and activities of the Committee as the Committee may deem appropriate or as the Board may from time to time request or refer to the Committee.

4.9	Complaints

Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this regard, the Committee shall establish and maintain procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

5	RESOURCES AND AUTHORITY

The Committee is granted all authority required by NI 52-110, including without limitation the authority to:

(a)	investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation;

(b)

engage independent legal, tax, accounting or other advisors to obtain such advice and assistance as the Committee determines necessary to carry out its duties and set and pay the compensation for any advisors so engaged; and

(c)	communicate directly with the external auditors (and internal auditors, if any).

The Committee may request any officer or employee of the Corporation or the Corporation’s counsel or other advisors to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.

The Corporation shall provide the Committee all appropriate funding, as determined by the Committee, for payment of compensation to any such advisors and any external auditor, as well as for any ordinary administrative expenses of the Committee that it determines are necessary or appropriate in carrying out its responsibilities.

This Charter is not intended to give rise to civil liability on the part of the Corporation or its directors or officers to shareholders, other security holders, customers, suppliers, competitors, employees or other persons or to any other liability whatsoever on their part.

Effective Date: May 30, 2017